Filed Pursuant to Rule 424(b)(5)
Registration No. 333-203670

The information contained in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities or a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated April 27, 2015

Prospectus supplement

(To prospectus dated April 27, 2015)

110,000 Shares of

    % Cumulative Perpetual Convertible Special Stock

(Liquidation Preference $1,000 per Share)

We are offering 110,000 shares of our     % Cumulative Perpetual Convertible Special Stock (which we refer to as the “convertible special stock”). Holders of our convertible special stock will be entitled to receive, when, as and if declared by our Board of Directors, cumulative dividends at the rate of     % per annum on the liquidation preference of $1,000 per share of convertible special stock, payable in cash, common stock or a combination thereof at our election, quarterly in arrears on February 1, May 1, August 1 and November 1 of each year, beginning on August 1, 2015. Dividends will accumulate from the most recent date on which dividends have been paid or, if no dividends have been paid, from the date of original issuance of the convertible special stock.

Holders may convert their shares of convertible special stock at any time based on an initial conversion rate of             shares of our common stock for each share of convertible special stock, which is equivalent to an initial conversion price of approximately $         per share of our common stock. The conversion rate will be adjusted upon the occurrence of certain events as described herein, but no payment or adjustment for accumulated but unpaid dividends will be made upon conversion. In addition, if a fundamental change (as defined herein) occurs, we will be required to increase the conversion rate for a holder who elects to convert its shares of convertible special stock in connection with such fundamental change in certain circumstances, as described in this prospectus supplement.

The convertible special stock is not redeemable by us. However, at any time on or after May 1, 2020, we may give notice of our election to cause all outstanding convertible special stock to be automatically converted into shares of our common stock, if the closing sale price of our common stock equals or exceeds 150% of the conversion price for at least 20 trading days (whether or not consecutive) in a period of 30-day consecutive trading days, including the last trading day of such 30 trading day period, ending on, and including, the trading day immediately preceding the business day on which we issue a press release announcing the mandatory conversion of the convertible special stock, in which case each holder will receive, for each share of convertible special stock being converted, a respective number of shares of our common stock equal to the conversion rate, as described herein.

We do not intend to apply to list the convertible special stock on any securities exchange or any automated dealer quotation system. Our common stock is listed on the NASDAQ Global Select Market under the symbol “SHLM.” On April 24, 2015, the last reported sale price of our common stock on the NASDAQ Global Select Market was $45.18 per share.

Investing in our convertible special stock involves risks. Potential purchasers of the convertible special stock should consider the information set forth in the “Risk Factors” section beginning on page S-8 of this prospectus supplement, as well as the risks described in “Item 1A-Risk Factors” of our Annual Report on Form 10-K for the year ended August 31, 2014, as amended and superseded in part by our Current Report on Form 8-K filed on April 27, 2015, which we incorporate into this prospectus supplement by reference.

	Per Share			Total
Public offering price		$1,000	(1)	$110,000,000	(1)(2)
Underwriting discounts and commissions	$				$(2)
Proceeds, before expenses, to us	$				$(2)

(1) Plus accrued dividends, if any, from May     , 2015 to the initial settlement date.

(2) Assumes no exercise of the underwriters’ option to purchase additional shares described below.

We have granted the underwriters an option, exercisable within a 30 day period beginning on, and including, the date of this prospectus supplement, to purchase up to 15,000 additional shares of convertible special stock.

We expect that delivery of the convertible special stock will be made to investors in book-entry form through The Depository Trust Company (which we refer to as “DTC”) on or about May     , 2015.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the convertible special stock or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Joint book-running managers

J.P. Morgan	BofA Merrill Lynch

Co-managers

COMMERZBANK	BBVA	Citigroup	RBS

The date of this prospectus supplement is April     , 2015

Prospectus Supplement

Prospectus

We have not, and the underwriters have not, authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any free writing prospectus that we provide to you. You must not rely upon any information or representation not contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any free writing prospectus that we may provide to you. This prospectus supplement, the accompanying prospectus and any such free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate. Nor do this prospectus supplement, the accompanying prospectus and any such free writing prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus, the documents incorporated herein and therein by reference and any such free writing prospectus is correct on any date after their respective dates, even though this prospectus supplement, the accompanying prospectus or any such free writing prospectus are delivered or securities are sold on a later date. Our business, financial condition, results of operations and cash flows may have changed since those dates.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document that has previously been filed and is incorporated into this prospectus by reference, on the other hand, the information in this prospectus supplement shall control.

Before you invest in our convertible special stock, you should carefully read the registration statement (including the exhibits thereto) of which this prospectus supplement forms a part, this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. The documents incorporated by reference into this prospectus supplement are described under “Where You Can Find More Information” and “Incorporation by Reference of Certain Information.”

The words “we,” “us,” “our,” the “Company” and other similar terms mean A. Schulman, Inc. and its consolidated subsidiaries, unless stated otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934 (which we refer to as the “Exchange Act”). We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (which we refer to as the “SEC”). Our SEC filings are available over the Internet at the SEC’s website at www.sec.gov. You may read and copy any reports, statements and other information filed by us at the SEC’s Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information about the Public Reference Room. You may also inspect our SEC reports and other information on our website at www.aschulman.com. The information contained on or accessible through our website is not part of this prospectus, other than the documents that we file with the SEC that are specifically incorporated by reference in this prospectus.

INFORMATION WE INCORPORATE BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with them, which means:

•	incorporated documents are considered part of this prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the SEC after the date of the prospectus will automatically update and supersede the information contained in this prospectus and incorporated filings.

We incorporate by reference the following documents, which have been filed with the SEC:

•	our Annual Report on Form 10-K for the year ended August 31, 2014, as amended and superseded in part by our Current Report on Form 8-K filed on April 27, 2015;

•	our Quarterly Report on Form 10-Q for the quarterly period ended November 30, 2014, as amended and superseded in part by our Current Report on Form 8-K filed on April 27, 2015, and our Quarterly Report on Form 10-Q for the quarterly period ended February 28, 2015;

•	our Current Reports on Form 8-K filed on October 16, 2014, as amended December 30, 2014, November 21, 2014, December 15, 2014, March 16, 2015, April 6, 2015 (one report pursuant to Items 5.02 and 9.01) and April 27, 2015 (two reports pursuant to Items 8.01 and 9.01); and

S-ii

•	the description of our common stock and special stock contained in our Current Report on Form 8-K filed with the SEC on December 22, 2009, or contained in any subsequent amendment or report filed for the purpose of updating such description.

We also incorporate by reference any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the termination of this offering. We do not and will not, however, incorporate by reference in this prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our Current Reports on Form 8-K after the date of this prospectus unless, and except to the extent, specified in such Current Reports.

We will provide you with a copy of any of these filings (other than an exhibit to these filings, unless the exhibit is specifically incorporated by reference into the filing requested) at no cost, if you submit a request to us by writing or telephoning us at the following address and telephone number:

A. Schulman, Inc.

3637 Ridgewood Road

Fairlawn, Ohio 44333

Attention: Corporate Secretary

Telephone: (330) 666-3751

You should not assume that the information contained in this prospectus and the documents incorporated into this prospectus by reference is correct on any date after their respective dates, even though this prospectus is delivered, or securities are sold, on a later date.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

A number of the matters discussed in this prospectus that are not historical or current facts deal with potential future circumstances and developments and may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historic or current facts and relate to future events and expectations. Forward-looking statements contain such words as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which management is unable to predict or control, that may cause actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation, and specifically decline any obligation, other than that imposed by law, to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Risk factors and uncertainties that may cause actual results to differ materially from expected results include, among others: our ability to successfully integrate HGGC Citadel Plastics, Inc., which we refer to as “Citadel,” into our operations; our ability to achieve fully the strategic and financial objectives related to the proposed acquisition of Citadel, which we refer to as the “Acquisition”; and unexpected costs or liabilities that may arise from the Acquisition or our ownership or operation of Citadel.

Additional risk factors and uncertainties that may cause actual results to differ materially from expected results include, among others:

•	worldwide and regional economic, business and political conditions, including continuing economic uncertainties in some or all of the Company’s major product markets or countries where the Company has operations;

S-iii

•	the effectiveness of the Company’s efforts to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques;

•	competitive factors, including intense price competition;

•	fluctuations in the value of currencies in areas where the Company operates;

•	volatility of prices and availability of the supply of energy and raw materials that are critical to the manufacture of the Company’s products, particularly plastic resins derived from oil and natural gas;

•	changes in customer demand and requirements;

•	effectiveness of the Company to achieve the level of cost savings, productivity improvements, growth and other benefits anticipated from acquisitions and the integration thereof, joint ventures and restructuring initiatives;

•	escalation in the cost of providing employee health care;

•	uncertainties regarding the resolution of pending and future litigation and other claims;

•	the performance of the global automotive market as well as other markets served;

•	further adverse changes in economic or industry conditions, including global supply and demand conditions and prices for products;

•	operating problems with our information systems as a result of system security failures such as viruses, cyber-attacks or other causes;

•	our ability to consummate the Acquisition and the timing of the closing of the Acquisition for any reason, whether or not the fault of the Company;

•	the failure to obtain the necessary financing, including the debt we expect to incur, in connection with the Acquisition for any reason, whether or not the fault of the Company;

•	the impact of any indebtedness incurred to finance the Acquisition;

•	integration of the business of Citadel with our existing business, including the risk that the integration will be more costly or more time consuming and complex or simply less effective than anticipated;

•	our ability to achieve the anticipated synergies, cost savings and other benefits from the Acquisition;

•	transaction and acquisition-related costs incurred in connection with the Acquisition and related transactions; and

•	substantial time devoted by management to the integration of Citadel after the closing of the Acquisition.

You should refer to the section entitled “Risk Factors” for a discussion of certain risks and uncertainties that may cause our actual results to differ from expected results. These factors and the other risk factors described in this prospectus are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could adversely affect our results. Consequently, there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus. It does not contain all of the information that you should consider before making an investment decision. We encourage you to carefully read this entire prospectus and the documents that are incorporated by reference into this prospectus, especially the “Risk Factors” and the financial statements included elsewhere in this prospectus supplement or incorporated into this prospectus supplement by reference, before making an investment decision.

Overview

We are an international supplier of high-performance plastic formulations, resins and services providing innovative solutions to customers in a range of end markets. Headquartered in Fairlawn, Ohio, we offer services through five product families: (1) custom performance colors; (2) masterbatch solutions; (3) engineered plastics; (4) specialty powders; and (5) distribution services. Custom performance colors offers powdered or pelletized color concentrates custom-designed to enhance virtually all thermoplastic resins. Masterbatch solutions provides highly concentrated formulations to enhance polymer resins. Engineered plastics provides unique performance characteristics by combining high-performance polymer resins with various modifiers, reinforcements, additives and pigments. Specialty powders provides size reduction and resin capabilities for the injection, blow molding and rotational molding markets. Distribution services assists in servicing market segments that are not easily accessible to our customers. Our business strategy focuses on leveraging our expertise to develop niche, complex formulations in high-value-added specialty markets that optimize appearance, performance and processing of plastics for our customers.

Acquisition of Citadel

On March 15, 2015, we agreed to acquire Citadel, a major provider of custom material solutions and custom engineered solutions for specialized applications across a diverse set of end markets, geographies and blue chip customers. Citadel focuses on providing the most appropriate product solution for specific applications, whether engineered composites or engineered plastic formulations. This novel approach to serving customers regardless of resin type solidifies Citadel as a provider of choice for specialized plastics with its customers. Citadel’s tailored customer solutions are designed to enhance aesthetic and/or performance properties, reduce costs and improve customer process efficiency.

Citadel offers a comprehensive product line encompassing Bulk Molding Compound, Sheet Molding Compound, Thick Molding Compound, High Performance Compound, engineered composites, a broad range of base engineered plastic polymers and low-cost prime resin alternatives based on sustainable product sources. Citadel’s engineered composites are highly advanced solutions that can be found in a wide range of demanding applications from high-end automobiles to frac plugs. In November 2014, Citadel acquired The Composites Group with the goal of expanding the scale and technologies of its engineered composites platform. Citadel also participates in the engineered plastics market, manufacturing an array of products designed to improve the quality, performance and appeal of its customers’ end-products. Citadel maintains a broad range of base resin expertise, encompassing polypropylene, polyamide, polycarbonate and polyester alloys. Nearly all of Citadel’s products are highly engineered, whereby Citadel uses its broad resin expertise and proprietary formulation capabilities to impart specific polymer performance modifications to drive superior performance characteristics.

The Transactions

On March 15, 2015, we entered into a definitive stock purchase agreement to acquire all of the issued and outstanding capital stock of privately held Citadel, a portfolio company of certain private equity firms, for $800 million. The purchase price will be reduced by the amount of Citadel’s indebtedness and unpaid transaction expenses on the closing date, increased by the amount of Citadel’s cash and cash equivalents on the closing date, and may be increased or decreased, as applicable, based on Citadel’s working capital on the closing date relative to target working capital, among other adjustments.

In connection with the Acquisition, we and certain of our wholly-owned subsidiaries expect to obtain approximately $1,232.0 million of financing, including, without limitation: (a) the net proceeds from this offering; (b) other new indebtedness of approximately $375.0 million; and (c) the entry into a credit agreement, dated as of the closing date of the Acquisition, with JPMorgan Chase Bank, N.A., as administrative agent, which we refer to as the “new credit agreement.” The new credit agreement is expected to provide for, among other things: (a) a $300.0 million senior secured revolving credit facility (with approximately $47.0 million of borrowings outstanding as of the closing date of the Acquisition); (b) a $200.0 million senior secured term loan A facility; and (c) approximately $500.0 million of senior secured term loan B facilities.

Corporate Information

A. Schulman, Inc. was founded as an Ohio corporation in 1928 by Alex Schulman in Akron, Ohio. In 1969 we changed our state of incorporation to Delaware, and went public in 1972. Our principal executive office is located at 3637 Ridgewood Road, Fairlawn, Ohio and our telephone number is (330) 666-3751. Our common stock is listed on the NASDAQ Stock Market under the symbol “SHLM.” Our website address is www.aschulman.com. The information contained on or accessible through our website is not a part of this prospectus supplement, other than the documents that we file with the SEC that are incorporated by reference into this prospectus supplement.

The Offering

The summary below describes the principal terms of the convertible special stock. Some of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Convertible Special Stock” section of this prospectus supplement contains a more detailed description of the terms and conditions of the convertible special stock. As used in this section, the terms “us,” “we” and “our” refer to A. Schulman, Inc. and not to any of its subsidiaries.

Issuer	A. Schulman, Inc., a Delaware corporation.

Securities	110,000 shares of our % Cumulative Perpetual Convertible Special Stock (or 125,000 shares if the underwriters exercise their option in full).

Liquidation preference	$1,000 per share of convertible special stock, plus accumulated but unpaid dividends.

Dividends	Holders of convertible special stock will be entitled to receive, when, as and if declared by our board of directors, cumulative dividends at the rate of % per annum on the liquidation preference of $1,000 per share of convertible special stock, payable quarterly in arrears on February 1, May 1, August 1 and November 1 of each year, beginning on August 1, 2015. Dividends will accumulate for any period less than a full quarterly dividend period on the basis of a 360-day year consisting of twelve 30-day months from the most recent date on which dividends have been paid or, if no dividends have been paid, from the date of original issuance of the convertible special stock if any of our agreements prohibits the current payment of dividends, we do not have earnings or funds legally available to pay such dividends or we do not declare the payment of dividends. Dividends may be paid in cash or, where freely transferable by any non-affiliate recipient thereof, in common stock or a combination thereof. See “Description of Convertible Special Stock—Dividends.”

If we elect to make any such payment, or any portion thereof, in shares of our common stock, such shares shall be valued for such purpose, in the case of any dividend payment, or portion thereof, at 95% of the “market value” (as defined herein) of our common stock prior to the applicable payment date for such dividend.

We will make each dividend payment on the convertible special stock in cash, except to the extent we elect to make all or any portion of such payment in shares of our common stock. We will give the holders of the convertible special stock notice of any such election and the portion of such payment that will be made in cash and the portion that will be made in common stock 20 scheduled trading days prior to the applicable payment date for such dividend. See “Risk Factors—Risks Related to Convertible Special Stock—We are not obligated to pay dividends on the convertible special stock and no payment or adjustment will be made upon conversion for accumulated dividends.”

If dividends are in arrears and unpaid for six or more quarterly dividend periods (whether or not consecutive and including the dividend period beginning on the date of original issuance of the convertible special stock and ending on August 1, 2015, such event a “Dividend Penalty Event”), the dividend rate specified shall be increased by 0.25% to     % per share on the liquidation preference of $1,000 per share of convertible special stock (the “Penalty Rate”). The Penalty Rate shall remain in effect until all accrued but unpaid dividends on the convertible special stock have been paid in full, at which time the dividend rate shall revert to the rate of     % per share on the liquidation preference of $1,000 per share of convertible special stock for the next occurring dividend payment period and shall remain at     % unless and until a subsequent Dividend Penalty Event shall occur.

Ranking	Shares of convertible special stock, with respect to the payment of dividends and distributions upon our liquidation, winding-up or dissolution, will rank:

•	senior to all of our common stock and to all of our other capital stock issued in the future, unless the terms of that stock expressly provide that it ranks senior to, or on parity with, the convertible special stock;

•	on parity with any of our capital stock issued in the future, the terms of which expressly provide that it will rank on parity with the convertible special stock;

•	junior to all of our capital stock issued in the future, the terms of which expressly provide that such stock will rank senior to convertible special stock;

•	junior to all of our existing and future indebtedness; and

•	structurally junior to all existing and future indebtedness and other liabilities (including trade payables) of our subsidiaries and any capital stock of our subsidiaries not held by us.

The term “capital stock” does not include convertible or exchangeable debt securities, which, prior to conversion or exchange, rank senior in right of payment to the convertible special stock. We currently have no preference securities outstanding and no capital stock that is senior to or on parity with the convertible special stock. See “Description of Convertible Special Stock—Ranking.”

Redemption	The convertible special stock will not be subject to redemption by us and no “sinking fund” is provided for the convertible special stock, which means that we are not required to redeem or retire the convertible special stock periodically.

No maturity	The convertible special stock has no maturity date, and will remain outstanding unless converted by the holders or mandatorily converted by us, each as described under “—Conversion rights” and “—Mandatory conversion” below.

Conversion rights	Holders may convert their shares of convertible special stock at any time based on an initial conversion rate of shares of our common stock per share of convertible special stock (which is equivalent to an initial conversion price of approximately $ per share of our common stock), subject to adjustment as described under “Description of Convertible Special Stock—Conversion Rate Adjustments.”

Upon conversion, we will deliver, for each share of convertible special stock being converted, a number of shares of our common stock equal to the conversion rate (together with cash in lieu of any fractional share) on the third business day immediately following the relevant conversion date.

Mandatory conversion	At any time on or after May 1, 2020, we may give notice of our election to cause all outstanding shares of the convertible special stock to be automatically converted into shares of our common stock, if the closing sale price of our common stock equals or exceeds 150% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) in a period of 30 consecutive trading days, including the last trading day of such 30 trading day period, ending on, and including, the trading day immediately preceding the business day on which we issue a press release announcing the mandatory conversion of the convertible special stock, in which case each holder will receive, for each share of convertible special stock being converted, a number of shares of our common stock equal to the conversion rate, as described under “Description of Convertible Special Stock—Mandatory Conversion.”

The mandatory conversion date will be no later than 10 calendar days after the date on which we issue such press release.

We may not authorize, issue a press release regarding or give notice of any mandatory conversion unless, prior to giving the conversion notice, all accumulated and unpaid dividends on the convertible special stock (whether or not declared) for dividend periods ended prior to the date of such conversion notice shall have been paid.

Fundamental change	If we undergo a “fundamental change” (as defined herein) and a holder elects to convert its convertible special stock at any time during the period beginning at the open of business on the trading day immediately following the effective date of such fundamental change and ending at the close of business on the 30th trading day immediately following such effective date, the holder will receive, for each share of convertible special stock surrendered for conversion, the greater of:

•	a number of shares of our common stock equal to the sum of (i) the conversion rate and (ii) the make-whole premium, if any, as calculated and described under “Description of Convertible Special Stock—Determination of the Make-Whole Premium.” Notwithstanding the foregoing, the number of shares of our common stock as described in this bullet will not exceed shares of common stock per share of convertible special stock (subject to adjustment in the same manner as the conversion rate), which is equal to the $1,000 liquidation preference, divided by % of the closing sale price of our common stock on , 2015; and

•	a number of shares of our common stock equal to the conversion rate, which will be increased to equal (i) the sum of the $1,000 liquidation preference plus all accumulated and unpaid dividends to, but excluding the settlement date for such conversion, divided by (ii) the average of the closing sale prices of our common stock for the five consecutive trading days ending on the third business day prior to such settlement date. Notwithstanding the foregoing, the conversion rate as adjusted as described in this bullet will not exceed shares of common stock per share of convertible special stock (subject to adjustment in the same manner as the conversion rate), which is equal to the $1,000 liquidation preference, divided by % of the closing sale price of our common stock on , 2015.

See “Description of Convertible Special Stock—Special Rights Upon a Fundamental Change” and “Description of Convertible Special Stock—Determination of the Make-Whole Premium.”

Limited voting rights	Except as required by Delaware law and our Restated Certificate of Incorporation, which will include the certificate of designation for the convertible special stock, the holders of convertible special stock will have no voting rights unless dividends payable on the convertible special stock or any other series of preference securities that ranks equally with the convertible special stock as to payment of dividends and with similar voting rights are in arrears for six or more quarterly dividend periods (whether or not consecutive). In that event, holders of the convertible special stock shall be entitled, at the next regular or special meeting of our stockholders, to vote, on an as-converted basis, together with the holders of our common stock on matters presented to our stockholders for a vote at such meeting. These voting rights will continue until such time as the dividend arrearage on the convertible special stock has been paid in full.

So long as any shares of the convertible special stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least 66 2/3% of the shares of the convertible special stock outstanding at the time, voting together as a single class with all series of parity stock upon which similar voting rights have been conferred and are exercisable, given in person or by proxy, either in writing or at a meeting: (a) authorize or create, or increase the authorized or issued amount of, any class or series of senior stock or reclassify any of our authorized capital stock into shares of senior stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any shares of senior stock; or (b) amend, alter or repeal the provisions of our charter, whether by merger, consolidation or otherwise (an “Event”), so as to materially and adversely affect any right, preference, privilege or voting power of the convertible special stock; provided, however, with respect to the occurrence of any Event set forth in (b) above, so long as the convertible special stock remains outstanding with the terms thereof materially unchanged, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the convertible special stock and, provided, further, that any increase in the amount of the authorized special stock or other preference securities, including the convertible special stock, or the creation or issuance of any additional shares of the convertible special stock or other series of special stock or other preference securities, or any increase in the amount of authorized shares of such series, in each case ranking on parity with or junior to the convertible special stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding-up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers. See “Risk Factors—Risks Related to the Convertible Special Stock—Holders of convertible special stock will have limited voting rights.”

Use of proceeds	We estimate that the net proceeds from this offering will be approximately $ million (or $ million if the underwriters exercise their option to purchase additional shares convertible special stock in full), after deducting the underwriters’ discounts and estimated offering expenses.

We intend to use the net proceeds from this offering to fund a portion of the cash consideration to be paid in the Acquisition and to pay transaction-related fees and expenses.

In the event we do not consummate the Acquisition, we intend to use the net proceeds from this offering for general corporate purposes, including, without limitation, the repayment of indebtedness.

See “Use of Proceeds” for more information.

United States federal income and estate tax considerations	The United States federal income and estate tax consequences of purchasing, owning and disposing of the convertible special stock and any common stock received as dividends on or upon their conversion are described in “Certain United States Federal Income and Estate Tax Considerations.” Prospective investors are urged to consult their own tax advisors regarding the tax consequences of purchasing, owning and disposing of the convertible special stock and any common stock received as dividends on or upon their conversion in light of their personal investment circumstances, including consequences resulting from the possibility that actual or constructive distributions on the convertible special stock may exceed our current and accumulated earnings and profits, as calculated for United States federal income tax purposes, in which case they would not be treated as dividends for United States federal income tax purposes.

Listing of common stock	Our common stock is listed for trading on the NASDAQ Global Select Market under the symbol “SHLM.”

Risk factors	You should carefully read all of the information set forth in this prospectus supplement and the accompany prospectus and, in particular, you should carefully evaluate the specific factors under “Risk Factors” beginning on page S-8 of this prospectus supplement and those risk factors incorporated by reference herein.

RISK FACTORS

An investment in the convertible special stock involves certain risks. You should carefully consider the risks described below and the risk factors included in our Annual Report on Form 10-K for the year ended August 31, 2014, as amended and superseded in part by our Current Report on Form 8-K filed on April 27, 2015, as such may be amended or updated in other reports filed by us with the SEC, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of the convertible special stock could decline due to any of these risks, and you may lose all or part of your investment. This prospectus supplement also contains or incorporates by reference forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus supplement and the accompanying prospectus.

Risks Related to the Convertible Special Stock

The convertible special stock is a new issue of securities and does not have an established trading market, which may negatively affect their market value and your ability to transfer or sell your convertible special stock.

The convertible special stock is a new issue of securities with no established trading market. We will not apply to have the convertible special stock listed on any securities exchange or any automated dealer quotation system. We cannot assure you that an active trading market for the convertible special stock will develop or, even if one develops, will be maintained. As a result, the ability to transfer or sell the convertible special stock and any trading price of the convertible special stock could be adversely affected. We have been advised by the underwriters that they intend to make a market in the convertible special stock, but they are not obligated to do so and may discontinue market-making at any time without notice.

We are not obligated to pay dividends on our convertible special stock and no payment or adjustment will be made upon conversion for accumulated dividends.

Quarterly dividends on the special stock are only payable when, as and if declared by our Board of Directors. Our Board of Directors is not legally obligated to declare dividends, even if we have funds available for such purposes. Under Delaware law, dividends on capital stock may only be paid from “surplus” or, if there is no “surplus,” from a corporation’s net profits for the then-current or the preceding fiscal year. Unless we operate profitably, our ability to pay dividends would require the availability of adequate surplus, which is defined as the excess, if any, of our net assets (total assets less total liabilities) over our capital. Further, even if adequate surplus is available to pay dividends, we may not have sufficient cash to pay dividends on the convertible special stock. We may elect to pay dividends on the convertible special stock in shares of our common stock. However, our ability to pay dividends in shares of our common stock may be limited by the number of shares of common stock we are authorized to issue under our Restated Certificate of Incorporation. As of April 24, 2015, we had issued 29,288,847 shares of our common stock out of 75,000,000 authorized shares of common stock under our Restated Certificate of Incorporation.

No allowance or adjustment will be made upon conversion for any undeclared or, subject to limited exceptions, unpaid dividends.

Our debt obligations may restrict our ability to pay dividends on our convertible special stock.

We and our subsidiaries are, and may in the future become, including with respect to the financing of the Acquisition, parties to agreements and instruments, which, among other things, restrict or prevent the payment of dividends on our capital stock. For example, under the terms of our existing credit agreement we are required to satisfy certain financial and operating covenants, including among others, leverage ratios and certain coverage ratios. Provided certain events of default do not exist under our existing credit agreement, we are permitted to make distributions to our shareholders as long as at any time before or after giving effect to such distribution our Net Debt Leverage Ratio (as defined in our existing credit agreement) is less than or equal to 3.25 to 1.00. If at any time before or after giving effect to a qualifying distribution our Net Debt Leverage Ratio is greater than 3.25 to 1.00, we may not make a distribution that, when taken together with all other qualifying distributions during the applicable fiscal year, would exceed 15% of Total Assets (as defined in our existing credit agreement) as in effect on the last day of the immediately preceding fiscal year. If an event of default were to occur under our existing credit agreement, we would be restricted, in certain circumstances, from making any distributions in respect of our equity securities, including dividends on our convertible special stock. Any agreements governing indebtedness we incur in connection with the Acquisition, including the new credit agreement, may contain comparable or more restrictive financial and operating covenants. Our inability to meet the various financial and operating covenants contained in the agreements governing our indebtedness, including those discussed above, and to pay distributions on our convertible special stock could limit the amount of dividends holders of our convertible special stock receive.

Holders of convertible special stock will have limited voting rights.

Holders of convertible special stock will have limited voting rights and will have no right to vote for any members of our Board of Directors, except in the case of certain dividend arrearages and as required by Delaware law and our Restated Certificate of incorporation. If dividends payable on the convertible special stock or any other series of preference securities that ranks equally with the convertible special stock as to payment of dividends and with similar voting rights are in arrears and unpaid for six or more quarterly dividend periods (whether or not consecutive), holders of the convertible special stock shall be entitled, at the next regular or special meeting of our stockholders, to vote, on an as-converted basis, together with the holders of our common stock on matters presented to our stockholders for a vote at such meeting, subject to the terms and limitations described in “Description of Convertible Special Stock—Limited Voting Rights.”

Upon conversion of the convertible special stock, you may receive less valuable consideration than expected because the value of our common stock may decline after you exercise your conversion right but before we settle our conversion obligation.

A converting holder will be exposed to fluctuations in the value of our common stock during the period from the date such holder surrenders convertible special stock for conversion until the date we settle our conversion obligation. Upon conversion, we will be required to deliver the shares of our common stock, together with a cash payment for any fractional share, on the third business day following the relevant conversion date. Accordingly, if the price of our common stock decreases during this period, the value of the shares of common stock that you receive will be adversely affected and would be less than the conversion value of the convertible special stock on the conversion date.

The conversion rate of the convertible special stock may not be adjusted for all dilutive events.

The number of shares of our common stock that you are entitled to receive upon conversion of convertible special stock is subject to adjustment for certain specified events, including, but not limited to, the issuance of certain stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness, or assets, cash dividends and certain issuer tender or exchange offers, as described under “Description of Convertible Special Stock—Conversion Rate Adjustments.” However, the conversion rate may not be adjusted for other events, such as the exercise of equity awards held by our employees or offerings of our common stock or securities convertible into common stock (other than those set forth in “Description of Convertible Special Stock—Conversion Rate Adjustments”) for cash or in connection with acquisitions, which may adversely affect the market price of our common stock. Further, if any of these other events adversely affects the market price of our common stock, we expect it to also adversely affect the market price of the convertible special stock. In addition, the terms of our convertible special stock do not restrict our ability to offer common stock or securities convertible into common stock in the future or to engage in other transactions that could dilute our common stock. If we issue additional shares of common stock, those issuances may materially and adversely affect the market price of our common stock and, in turn, those issuances may adversely affect the trading price of the convertible special stock.

The additional shares of our common stock deliverable for shares of convertible special stock converted in connection with a fundamental change may not adequately compensate you.

If a fundamental change occurs, we will under certain circumstances increase the conversion rate by a number of additional shares of our common stock for shares of convertible special stock converted in connection with such fundamental change as described under “Description of Convertible Special Stock—Determination of the Make-Whole Premium.” The number of additional shares of our common stock will be determined based on the date on which the fundamental change occurs or becomes effective and the price paid (or deemed to have been paid) per share of common stock in the fundamental change as described under “Description of Convertible Special Stock—Determination of the Make-Whole Premium.” While this feature is designed to compensate you for any lost option time value of your convertible special stock as a result of the fundamental change, the number of additional shares due upon conversion is only an approximation of this lost option time value and may not adequately compensate you for your loss as a result of such transaction. In addition, if the stock price for such transaction (as determined under “Description of Convertible Special Stock—Determination of the Make-Whole Premium”) is in excess of $         per share, or if such price is less than $         per share, in each case subject to adjustment in the same manner as such stock price, no additional shares will be added to the conversion rate. In such case, the conversion rate will instead be determined in accordance with the second bullet under “Description of Convertible Special Stock—Special Rights Upon a Fundamental Change” and the conversion rate as adjusted will not exceed             shares of common stock per share of convertible special stock, which is equal to the $1,000 liquidation preference, divided by     % of the closing sale price of our common stock on                     , 2015.

You will have no additional rights upon a fundamental change other than the right to convert convertible special stock into shares of our common stock plus any additional shares as described above. Any shares of common stock you receive upon a fundamental change may be worth less than the liquidation preference per share of convertible special stock.

Our obligation to satisfy the additional shares requirement could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

In some limited circumstances, we may not have reserved a sufficient number of shares of our common stock to issue the full amount of shares of common stock issuable upon conversion following a fundamental change.

Some significant restructuring transactions may not constitute a fundamental change but may nevertheless result in holders of convertible special stock losing option time value.

Upon the occurrence of a fundamental change, holders of convertible special stock will have the rights described under “Description of Convertible Special Stock —Special Rights Upon a Fundamental Change” and “Description of Convertible Special Stock—Determination of the Make-Whole Premium.” However, these provisions will not afford protection to holders of convertible special stock in the event of other transactions that could adversely affect the value of the convertible special stock. For example, transactions such as leveraged recapitalizations, refinancings, restructurings or acquisitions initiated by us may not constitute a fundamental change. In the event of any such transaction, holders of convertible special stock would not have the protection afforded by the provisions described under “Description of Convertible Special Stock—Special Rights Upon a Fundamental Change” and “Description of Convertible Special Stock—Determination of the Make-Whole

Premium,” even though each of those transactions could increase the amount of our indebtedness or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of convertible special stock.

The increased conversion rate triggered by a fundamental change could discourage a potential acquirer.

The increased conversion rate triggered by a fundamental change, as described under “Description of Convertible Special Stock—Special Rights Upon a Fundamental Change” and “Description of Convertible Special Stock—Determination of the Make-Whole Premium,” could discourage a potential acquirer, including a potential acquirer that would otherwise seek a transaction with us that would be beneficial to you.

Our future offerings of preference securities may adversely affect the value of the convertible special stock.

We may issue additional convertible special stock, other classes or series of preference securities or both. The issuance of additional preference securities on parity with or senior to our convertible special stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up could reduce the amounts we may have available for distribution to holders of the convertible special stock. Such issuances may also reduce dividend payments on the convertible special stock if we do not have sufficient funds to pay dividends on all convertible special stock outstanding and outstanding parity preference securities.

Our convertible special stock is subordinated to our existing and future indebtedness and other liabilities.

Payment of dividends and other amounts due on the convertible special stock will be subordinated to all of our existing and future consolidated indebtedness and other liabilities. As of February 28, 2015, on a pro forma basis, after giving effect to the incurrence of additional indebtedness expected to be incurred in connection with the financing of the Acquisition, we would have had $1,798.0 million of liabilities. Such debt obligations and other liabilities would have been effectively senior in right of payment to all of the convertible special stock. In the event of a bankruptcy, claims by the holders of the convertible special stock will, therefore, be effectively junior to claims by our debt creditors.

Upon issuance of the convertible special stock, we expect the rating agencies to rate the convertible special stock below investment grade.

We expect the rating agencies to assign the convertible special stock non-investment grade ratings upon issuance. As a result, the convertible special stock may be subject to a higher risk of price volatility than similar, higher-rated securities. Furthermore, increases in leverage or deteriorating outlooks for an issuer, or volatile markets, could lead to continued significant deterioration in market prices of below-investment grade rated securities. Ratings only reflect the views of the issuing rating agency or agencies and such ratings could at any time be revised downward or withdrawn entirely at the discretion of the issuing rating agency. Further, a rating is not a recommendation to purchase, sell or hold any particular security, including the convertible special stock. In addition, ratings do not reflect market prices or suitability of a security for a particular investor and any rating of the convertible special stock may not reflect all risks related to the Company and its business, or the structure or market value of the convertible special stock.

If we elect to pay all or a portion of a dividend in the form of shares of our common stock, an applicable withholding agent may sell, on behalf of a holder subject to withholding taxes with respect to such dividend, all or a portion of such shares to the extent necessary to pay applicable withholding taxes.

As discussed in “Description of Convertible Special Stock—Dividends” and “Description of Convertible Special Stock—Method of Payment of Dividends,” holders of shares of Convertible Special Stock will be entitled to receive dividends payable in cash, shares of our common stock or a combination thereof. As further discussed in “Certain United States Federal Income and Estate Tax Considerations,” dividends paid to a Non-U.S holder generally will be subject to withholding at a 30% rate (or lower treaty rate, if applicable). In order to satisfy these withholding obligations, if we elect to pay all or a portion of the dividend in the form of shares of our common stock, an applicable withholding agent may sell on behalf of a holder all or a portion of such shares to the extent necessary to pay any applicable withholding taxes, and deliver the net proceeds to the holder less any deductions for withholding taxes.

You may be subject to tax upon an adjustment to the conversion rate of our convertible special stock even though you do not receive a corresponding distribution of cash or shares of common stock.

The conversion rate of our convertible special stock is subject to adjustment in certain circumstances, including the payment of certain cash dividends. If the conversion rate is adjusted as a result of a distribution that is taxable to our common shareholders, such as a cash dividend, you may be deemed to have received for United States federal income tax purposes a taxable dividend, without the receipt of any cash. If you are a Non-U.S. holder (as defined in “Certain United States Federal Income and Estate Tax Considerations”), such deemed dividend may be subject to United States federal withholding tax (at a 30% rate, or lower treaty rate if applicable), which may be set off against subsequent payments of cash or shares of common stock on our convertible special stock, which may be sold to fund the withholding tax obligation. See “Certain United States Federal Income and Estate Tax Considerations.”

We may not have sufficient earnings and profits in order for distributions on our convertible special stock to be treated as dividends.

The dividends payable by us on our convertible special stock may exceed our current and accumulated earnings and profits, as calculated for United States federal income tax purposes, at the time of payment. If that occurs, it will result in the amount of the dividends that exceed such earnings and profits being treated first as a return of capital to the extent of the holder’s adjusted tax basis in our convertible special stock, and the excess, if any, over such adjusted tax basis as capital gain. Such treatment may be unfavorable to certain holders. See “Certain United States Federal Income and Estate Tax Considerations.”

Risks Relating to the Pending Acquisition of Citadel

The consummation of the Acquisition is subject to a number of conditions, including certain governmental and regulatory conditions that may not be satisfied, and the Acquisition may not be completed on a timely basis, or at all. Failure to complete the Acquisition for any reason, whether or not the fault of the Company, could have material and adverse effects on us.

We have entered into an agreement to acquire Citadel through a stock purchase transaction. Completion of the Acquisition is conditioned upon, among other matters, the receipt of certain governmental authorizations, consents, orders or other approvals, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the receipt of any other consents or approvals of any governmental entity required to be obtained in connection with the Acquisition, which have been received as of the date hereof.

If the Acquisition is not completed on a timely basis, or at all, our and Citadel’s respective ongoing businesses may be adversely affected. Additionally, in the event the Acquisition is not completed, we will be subject to a number of risks without realizing any of the benefits of having completed the Acquisition, including (i) the payment of certain fees and costs relating to the Acquisition, such as legal, accounting, debt financing source, financial advisor and printing fees, (ii) the potential decline in the market price of our shares of common stock, (iii) the loss of time and resources and (iv) potential litigation that may arise as a result of the failed Acquisition.

The special stock is not subject to mandatory redemption in the event that the Acquisition is not contemplated on the contemplated timeline or at all.

Uncertainties associated with the Acquisition may cause a loss of management personnel and other key employees which could adversely affect our future business, operations and financial results following the Acquisition.

Whether or not the Acquisition is completed, the announcement and pendency of the Acquisition could disrupt our and Citadel’s businesses. We are dependent on the experience and industry knowledge of our senior management and other key employees to execute our business plans, and the unanticipated departure of any key member of our management team or employee base could have an adverse effect on our business. Our success after the Acquisition will depend in part upon our and Citadel’s ability to retain key management personnel and other key employees. Our and Citadel’s current and prospective employees may experience uncertainty about their roles within our company following the Acquisition, which may have an adverse effect on the ability of each of us to attract or retain key management and other key personnel.

Accordingly, no assurance can be given that we will be able to attract or retain our and Citadel’s key management personnel and other key employees to the same extent that our companies have previously been able to attract or retain such employees. In addition, because of the specialized and technical nature of our business, our future performance is dependent on the continued service of, and on our ability to attract and retain, qualified management, scientific, technical, marketing and support personnel. Competition for such personnel is intense, and we may be unable to continue to attract or retain such personnel.

Although we expect to realize certain benefits as a result of the Acquisition, there is the possibility that following the Acquisition we may be unable to successfully integrate our and Citadel’s businesses in order to realize the anticipated benefits of the Acquisition or do so within the intended timeframe.

We will be required to devote significant management attention and resources to integrating the business practices and operations of Citadel with our business. Due to legal restrictions, we and Citadel have been able to conduct limited planning regarding the integration of Citadel into our business after completion of the Acquisition and have not yet determined the exact nature of how the businesses and operations of Citadel will be run following the Acquisition. Potential difficulties we may encounter as part of the integration process include the following:

•	the consequences of a change in tax treatment, including the costs of integration and compliance and the possibility that the full benefits anticipated to result from the Acquisition will not be realized;

•	any delay in the integration of management teams, strategies, operations, products and services;

•	diversion of the attention of each company’s management as a result of the Acquisition;

•	differences in business backgrounds, corporate cultures and management philosophies that may delay successful integration;

•	the ability to retain key employees;

•	the ability to create and enforce uniform standards, controls, procedures, policies and information systems;

•	the challenge of integrating complex systems, technology, networks and other assets of Citadel into those of us in a seamless manner that minimizes any adverse impact on customers, suppliers, employees and other constituencies;

•	potential unknown liabilities and unforeseen increased expenses or delays associated with the Acquisition, including costs to integrate Citadel beyond current estimates; and

•	the disruption of, or the loss of momentum in, each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies.

Any of these factors could adversely affect each company’s ability to maintain relationships with customers, suppliers, employees and other constituencies or our ability to achieve the anticipated benefits of the Acquisition or could reduce each company’s earnings or otherwise adversely affect our business and financial results after the Acquisition. These risks are not limited to the current Acquisition and could also apply to our future acquisitions.

Our results after the Acquisition may suffer if we do not effectively manage our expanded operations following the Acquisition.

Following the Acquisition, the size and complexity of our business will increase significantly beyond the current size of either our or Citadel’s existing business. Our future success depends, in part, upon our ability to manage this expanded business, which will pose substantial challenges for management, including challenges related to the management and monitoring of new global operations and new types of manufacturing processes and products and associated increased costs and complexity. There can be no assurances that we will be successful after completion of the Acquisition or that we will realize the expected benefits currently anticipated from the Acquisition.

If debt financing for the Acquisition is unavailable on acceptable terms, the Acquisition may not be completed.

We intend to finance a portion of the Acquisition consideration with debt financing. The net proceeds from the debt financing will be used by us, together with the net proceeds from this offering, to fund the cash consideration to be paid in the Acquisition, to refinance existing indebtedness of Citadel and its subsidiaries and certain existing indebtedness of us and our subsidiaries and to pay transaction related fees and expenses.

In the event that debt financing in sufficient amounts is not available on acceptable terms, other financing may not be available on acceptable terms, in a timely manner or at all. Under such circumstances, if we are unable to secure such alternative financing, the Acquisition may not be completed and we may be required to pay a termination fee of $40.0 million to Citadel. Completion of the Acquisition is not subject to a financing condition.

Our historical and unaudited pro forma combined financial information may not be representative of our results as a combined company.

The historical financial information and the unaudited pro forma condensed combined financial information incorporated by reference into this prospectus supplement is constructed from the separate financial statements of us and Citadel for periods prior to the consummation of the Acquisition. In addition, the unaudited pro forma condensed combined financial information incorporated by reference in this prospectus supplement is based in part on certain assumptions regarding the Acquisition, particularly with respect to estimated efficiencies that we expect to achieve, that we believe are reasonable. We cannot assure you that our assumptions will prove to be accurate over time. Accordingly, the historical and unaudited pro forma condensed combined financial information incorporated by reference in this prospectus supplement may not reflect what our results of operations and financial condition would have been had we been a combined entity during the periods presented, or what our results of operations and financial condition will be in the future. The challenge of integrating previously independent businesses makes evaluating our combined business and our future financial prospects as a combined company difficult. Our potential for future business success and operating profitability must be considered in light of the risks, uncertainties, expenses and difficulties typically encountered by recently organized or combined companies.

USE OF PROCEEDS

We estimate that the net proceeds from this offering of convertible special stock, after deducting the underwriting discount and the payment of estimated expenses related to this offering, will be approximately $         million (or approximately $         million if the underwriters’ option to purchase additional shares is exercised in full). We intend to use the net proceeds from this offering to fund a portion of the cash consideration to be paid in the Acquisition and to pay transaction-related fees and expenses.

Pending application of the net proceeds as described above, we expect to deposit the net proceeds of this offering in interest bearing accounts or invest them in certificates of deposit, United States government obligations or other short-term, high-quality debt instruments selected at our discretion.

In the event we do not consummate the Acquisition, we intend to use the net proceeds from this offering for general corporate purposes, including, without limitation, the repayment of indebtedness.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS

The following table sets forth our ratios of earnings to combined fixed charges and preference dividends (a) on a historical basis for the five fiscal years in the period ended August 31, 2014 and the six months ended February 28, 2015 and (b) on a pro forma basis for the fiscal year ended August 31, 2014 and for the six months ended February 28, 2015 after giving effect to this offering and the application of the estimated net proceeds thereof as described under “Use of Proceeds” as if they had occurred on September 1, 2013. For this purpose, “earnings” consist of earnings from continuing operations, excluding income taxes, minority interest share in earnings and fixed charges, other than capitalized interest, and “fixed charges” consist of interest on borrowed funds, including amounts that have been capitalized, and amortization of capitalized debt issuance costs, debt premiums and debt discounts.

	Six Months Ended February 28,		Years Ended August 31,

	2015	2015	2014	2014	2013	2012	2011	2010

	(pro forma)	(unaudited)	(pro forma)
Ratio of Earnings to Combined Fixed Charges and Preference Dividends	1.08x	3.9x	1.06x	6.15x	5.52x	6.65x	7.84x	6.85x

DESCRIPTION OF THE CONVERTIBLE SPECIAL STOCK

The following is a summary of certain provisions of the Certificate of Designation for our convertible special stock. A copy of the Certificate of Designation and the form of the convertible special stock share certificate are available upon request from us at the address set forth under “Where You Can Find More Information.” The following summary of the terms of convertible special stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Certificate of Designation. As used in this section, the terms “us,” “we” and “our” refer to A. Schulman, Inc. and not to any of its subsidiaries.

General

Under our Restated Certificate of Incorporation, our Board of Directors is authorized, without further stockholder action, to issue up to 1,000,000 shares of special stock, without par value, in one or more series, and to fix for each such series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, as shall be set forth in the resolutions providing therefor and as may be permitted under our Restated Certificate of Incorporation and by the DGCL. We currently have no special stock outstanding and no capital stock that is senior to or on parity with the convertible special stock. At the consummation of this offering, we will designate and issue 110,000 shares of convertible special stock. In addition, we have granted the underwriters an option to purchase up to 15,000 additional shares of convertible special stock. The series of convertible special stock is initially limited to 110,000 shares (or 125,000 shares if the underwriters exercise their option in full), subject to our right to designate in the future additional special stock as convertible special stock. See “Description of Capital Stock” in the accompanying prospectus.

When issued, the convertible special stock and any common stock issued upon the conversion of the convertible special stock will be fully paid and non-assessable. The holders of the convertible special stock will have no preemptive or preferential right to purchase or subscribe to stock, obligations, warrants or other securities of us of any class.

The convertible special stock is subject to mandatory conversion, as described below in “—Mandatory Conversion,” but is not redeemable by us and does not otherwise have the benefit of any “sinking fund” (which means that we are not required to redeem or retire the convertible special stock periodically).

Ranking

The convertible special stock, with respect to dividend rights or rights upon our liquidation, winding-up or dissolution, ranks:

•	senior to all classes of our common stock and each other class of capital stock established after the date of original issuance of the convertible special stock, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the convertible special stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “junior stock”);

•	on parity, in all respects, with any class of capital stock established after the date of original issuance of the convertible special stock, the terms of which expressly provide that such class or series will rank on parity with the convertible special stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “parity stock”);

•	junior to each class of capital stock established after the date of original issuance of the convertible special stock, the terms of which expressly provide that such class or series will rank senior to the convertible special stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “senior stock”);

•	junior to all of our existing and future indebtedness; and

•	structurally junior to all existing and future indebtedness and other liabilities (including trade payables) of our subsidiaries and any capital stock of our subsidiaries not held by us.

The term “capital stock” does not include convertible or exchangeable debt securities, which, prior to conversion or exchange, rank senior in right of payment to the convertible special stock. As of the date hereof we had no capital stock that ranked senior to or on parity with the convertible special stock.

While any shares of convertible special stock are outstanding, we may not authorize or issue any class or series of senior stock, including any preferred stock (or any security convertible into senior stock), without the affirmative vote or consent of the holders of at least 66 2⁄3% of the outstanding shares of convertible special stock. Without the consent of any holder of convertible special stock, however, we may authorize, increase the authorized amount of, or issue any class or series of, parity stock (including additional convertible special stock) or junior stock. See “—Limited Voting Rights” below.

Dividends

Holders of shares of convertible special stock will be entitled to receive, when, as and if declared by our Board of Directors out of funds legally available for payment, cumulative cash dividends at the rate per annum of     % per share on the liquidation preference of $1,000 per share of convertible special stock. Dividends on the convertible special stock will be payable quarterly in arrears on February 1, May 1, August 1 and November 1 of each year, beginning on August 1, 2015 (each, a “dividend payment date”) at such annual rate, and shall accumulate from the most recent date to which dividends have been paid, or if no dividends have been paid, the date of original issuance of the convertible special stock even if any of our agreements prohibits the current payment of dividends, we do not have earnings or funds legally available to pay such dividends or we do not declare the payment of dividends. Dividends may be paid in cash or, where freely transferable by any non-affiliate recipient thereof, in common stock as provided below under “—Method of Payment of Dividends.” Dividends will be payable to holders of record as they appear on our stock register at the close of business on the January 15, April 15, July 15 or October 15, as the case may be, immediately preceding the relevant dividend payment date (each, a “regular record date”).

If dividends are in arrears and unpaid for six or more quarterly dividend periods (whether or not consecutive and including the dividend period beginning on the date of original issuance of the convertible special stock and ending on August 1, 2015, such event a “Dividend Penalty Event”), the dividend rate specified shall be increased by 0.25% to     % per share on the liquidation preference of $1,000 per share of convertible special stock (the “Penalty Rate”). The Penalty Rate shall remain in effect until all accrued but unpaid dividends on the convertible special stock have been paid in full, at which time the dividend rate shall revert to the rate of     % per share on the liquidation preference of $1,000 per share of convertible special stock for the next occurring dividend payment period and shall remain at     % unless and until a subsequent Dividend Penalty Event shall occur.

Accumulated and unpaid dividends for any past dividend periods may be declared and paid at any time to holders of record not more than 30 nor less than 10 calendar days immediately preceding any dividend payment date and will not bear interest. We will provide not less than 20 scheduled trading days’ (as defined below) notice prior to such dividend payment date. Dividends payable on the convertible special stock for any period less than a full quarterly dividend period (based upon the number of days elapsed during the period) will be computed on the basis of a 360-day year consisting of twelve 30-day months.

No dividend will be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of the convertible special stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid, or declared and a sufficient sum has been set apart for the payment of such dividend, upon all outstanding shares of convertible special stock.

No dividends or other distributions (other than a dividend or distribution payable solely in shares of parity stock or junior stock (in the case of parity stock) or junior stock (in the case of junior stock) and cash in lieu of fractional shares) may be declared, made or paid, or set apart for payment upon, any parity stock or junior stock, nor may any parity stock or junior stock be redeemed, purchased or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for the redemption of any parity stock or junior stock) by us or on our behalf (except by (i) conversion into or exchange for shares of parity stock or junior stock (in the case of parity stock) or junior stock (in the case of junior stock) and cash solely in lieu of fractional shares of parity stock or junior stock (in the case of parity stock) or junior stock (in the case of junior stock) and (ii) payments in connection with the satisfaction of employees’ tax withholding obligations pursuant to employee benefit plans or outstanding awards (and payment of any corresponding requisite amounts to the appropriate governmental authority)), unless all accumulated and unpaid dividends have been or contemporaneously are declared and paid, or are declared and a sum sufficient for the payment thereof is set apart for such payment, on the convertible special stock and any parity stock for all dividend payment periods ending on or prior to the date of such declaration, payment, redemption, purchase or acquisition. Notwithstanding the foregoing, if full dividends have not been paid on the convertible special stock and any parity stock, dividends may be declared and paid on the convertible special stock and such parity stock so long as the dividends are declared and paid pro rata so that the amounts of dividends declared per share on the convertible special stock and such parity stock will in all cases bear to each other the same ratio that accumulated and unpaid dividends per share on the shares of the convertible special stock and such parity stock bear to each other. Holders of shares of the convertible special stock will not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends.

If any dividend payment date falls on a day that is not a business day (as defined below), the required payment will be on the next succeeding business day and no interest or dividends on such payment will accrue or accumulate, as the case may be, in respect of the delay. The term “business day” means any day other than Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

Our ability to declare and pay dividends and make other distributions with respect to our capital stock, including the convertible special stock, may be limited by the terms of our existing and future indebtedness and may be limited by applicable Delaware law. For example, under the terms of our existing credit agreement, we are required to satisfy certain financial and operating covenants, including, among others, leverage ratios and certain coverage ratios. In addition, our ability to declare and pay dividends on the convertible special stock in shares of our common stock may be limited by applicable Delaware law. See “Risk Factors—Risks Related to the Convertible Special Stock—We are not obligated to pay dividends on our convertible special stock and no payment or adjustment will be made upon conversion for accumulated dividends.”

Method of Payment of Dividends

Subject to certain restrictions, we may elect to pay any dividend on the convertible special stock:

•	in cash;

•	by delivery of shares of our common stock; or

•	through any combination of cash and our common stock.

If we elect to make a dividend payment, or any portion thereof, in shares of our common stock, such shares shall be valued for such purpose, in the case of any dividend payment, or portion thereof, at 95% of the “market value” (as defined below) as determined on the second trading day immediately prior to the applicable payment date for such dividend.

We will make each dividend payment on the convertible special stock in cash, except to the extent we elect to make all or any portion of such payment in shares of our common stock. We will give the holders of the convertible special stock notice of any such election and the portion of such payment that will be made in cash and the portion that will be made in common stock 20 scheduled trading days prior to the applicable payment date for such dividend.

Notwithstanding the above, we may not pay any portion of a dividend on the convertible special stock by delivery of common stock unless (i) the common stock to be delivered as payment therefor is freely transferable by the recipient without further action on its behalf, other than by reason of the fact that such recipient is our affiliate, or (ii) a shelf registration statement relating to that common stock has been filed with the SEC and is effective to permit the resale of that common stock by the holders thereof. It is our current belief that any common stock we would deliver in connection with a dividend payment would be freely transferable by the recipient, other than by reason of the fact that such recipient is our affiliate. See “Risk Factors—Risks Related to the Convertible Special Stock—We are not obligated to pay dividends on our convertible special stock and no payment or adjustment will be made upon conversion for accumulated dividends.”

Liquidation Preference

In the event of our voluntary or involuntary liquidation, winding-up or dissolution, each holder of convertible special stock will be entitled to receive and to be paid out of our assets available for distribution to our stockholders, before any payment or distribution is made to holders of junior stock (including our common stock), a liquidation preference of $1,000 per share, plus accumulated and unpaid dividends on the shares to the date fixed for liquidation, winding-up or dissolution. If, upon our voluntary or involuntary liquidation, winding-up or dissolution, the amounts payable with respect to the liquidation preference of the convertible special stock and all parity stock are not paid in full, the holders of the convertible special stock and the parity stock will share equally and ratably in any distribution of our assets in proportion to the full liquidation preference and accumulated and unpaid dividends to which they are entitled. After payment of the full amount of the liquidation preference and accumulated and unpaid dividends to which they are entitled, the holders of the convertible special stock will have no right or claim to any of our remaining assets. Neither the sale of all or substantially all our assets or business (other than in connection with our liquidation, winding-up or dissolution), nor our merger or consolidation into or with any other person, will be deemed to be our voluntary or involuntary liquidation, winding-up or dissolution.

The Certificate of Designation will not contain any provision requiring funds to be set aside to protect the liquidation preference of the convertible special stock even though it is substantially in excess of the par value thereof.

Limited Voting Rights

The holders of the convertible special stock will have no voting rights except as described below or as otherwise required by Delaware law.

If dividends on the convertible special stock or any other series of securities that ranks equally with the convertible special stock as to payment of dividends and with similar voting rights are in arrears and unpaid for six or more quarterly dividend periods (whether or not consecutive and including the dividend period beginning on the date of original issuance of the convertible special stock and ending on August 1, 2015), the holders of the convertible special stock will be entitled at our next regular or special meeting of stockholders to vote, on an as-converted basis, together with the holders of our common stock on matters presented to our stockholders for a vote at such meeting. Such voting rights will continue until such time as the dividend arrearage on the convertible special stock has been paid in full.

So long as any shares of the convertible special stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least 66 2⁄3% of the shares of the convertible special stock outstanding at the time, voting together as a single class together with the holders of all series of parity stock upon which similar voting rights have been conferred and are exercisable, given in person or by proxy, either in writing or at a meeting: (a) authorize or create, or increase the authorized or issued amount of, any class or series of senior stock (including preferred stock) or reclassify any of our authorized capital stock into shares of senior stock or preferred stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any shares of senior stock or preferred stock; or (b) amend, alter or repeal the provisions of our charter, whether by merger, consolidation or otherwise (an “Event”), so as to materially and adversely affect any right, preference, privilege or voting power of the convertible special stock; provided, however, with respect to the occurrence of any Event set forth in (b) above, so long as the convertible special stock remains outstanding with the terms thereof materially unchanged, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the convertible special stock and, provided further, that any increase in the amount of the authorized special stock, including the convertible special stock, or the creation or issuance of any additional shares of the convertible special stock or other series of special stock, or any increase in the amount of authorized shares of such series, in each case ranking on parity with or junior to the convertible special stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding-up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

In all cases in which the holders of convertible special stock shall be entitled to vote, each share of convertible special stock shall be entitled to one vote.

No Maturity

The convertible special stock has no maturity date, and will remain outstanding unless converted by the holders or mandatorily converted by us, each as described under “—Conversion Rights” and “—Mandatory Conversion” below.

Conversion Rights

Holders may convert their shares of convertible special stock at any time based on an initial conversion rate of shares of our common stock per share of convertible special stock (which is equivalent to an initial conversion price of approximately $        per share of our common stock), subject to adjustment as described under “—Conversion Rate Adjustments.” The “conversion price” at any time means $        , divided by the conversion rate in effect at such time.

Upon conversion, we will deliver for each share of convertible special stock being converted a number of shares of our common stock equal to the conversion rate (together with a cash payment in lieu of any fractional share) on the third business day immediately following the relevant conversion date.

The holders of shares of convertible special stock at the close of business on a regular record date will be entitled to receive the dividend payment on those shares on the corresponding dividend payment date notwithstanding the conversion of such shares following such regular record date or our default in payment of the dividend due on such dividend payment date. However, notwithstanding the foregoing, shares of convertible special stock surrendered for conversion during the period between the close of business on any regular record date and the close of business on the business day immediately preceding the corresponding dividend payment date must be accompanied by payment of an amount equal to the dividend payable on such shares on such dividend payment date; provided, that no such payment is required in respect of a mandatory conversion during such period or if the special rights end date occurs during such period. Except as provided above with respect to a voluntary conversion, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of common stock issued upon conversion.

If you hold a beneficial interest in a global share of convertible special stock, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global security and, if required, pay funds equal to any dividend payable on the next dividend payment date to which you are not entitled (as described in the preceding paragraph).

If you hold a certificated share of convertible special stock, to convert you must:

•	complete and manually sign the conversion notice on the back of the certificated share, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the certificated share to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents; and

•	if required, pay funds equal to any dividend payable on the next dividend payment date to which you are not entitled (as described in the preceding paragraph).

We will pay any documentary, stamp or similar issue or transfer tax on the issuance of the shares of our common stock upon conversion of the convertible special stock, unless the tax is due because the holder requests such shares to be issued in a name other than the holder’s name, in which case the holder will pay the tax.

We refer to the date you comply with the relevant procedures for conversion described above as the “conversion date.”

Each conversion will be deemed to have been effected as to any shares of convertible special stock surrendered for conversion on the conversion date, and the person in whose name the shares of our common stock shall be issuable upon such conversion will become the holder of record of such shares as of the close of business on such conversion date.

Mandatory Conversion

At any time on or after May 1, 2020, we may give notice of our election to cause all outstanding shares of the convertible special stock to be automatically converted into shares of common stock, if the closing sale price (as defined below) of our common stock equals or exceeds 150% of the conversion price for at least 20 trading days (whether or not consecutive) in a period of 30 consecutive trading days, including the last trading day of such 30 trading day period, ending on, and including, the trading day immediately preceding the business day on which we issue a press release announcing the mandatory conversion of the convertible special stock as described below, in which case each holder will receive, for each share of convertible special stock being converted, a number of shares of our common stock equal to the conversion rate, subject to adjustment as provided herein.

A “trading day” means a day during which trading in our common stock generally occurs on the NASDAQ Global Select Market or, if our common stock is not listed on the NASDAQ Global Select Market, on the principal other national or regional securities exchange on which our common stock is then listed or, if our common stock is not listed on a national or regional securities exchange, on the principal other market on which our common stock is then listed or admitted for trading. If our common stock is not so listed or admitted for trading, “trading day” means a business day.

The “closing sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported in composite transactions for the principal United States national or regional securities exchange on which our common stock is traded or, if our common stock is not listed for trading on a United States national or regional securities exchange on the relevant date, the “closing sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. In the absence of such a quotation, the “closing sale price” will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

To exercise the mandatory conversion right described above, we must issue a press release for publication on the Dow Jones News Service, PR Newswire or Bloomberg Business News (or if none of such services are available, another broadly disseminated news or press release service selected by us) prior to the open of business on the first trading day immediately following any date on which the condition described in the first paragraph of this “Mandatory Conversion” section is met, announcing such a mandatory conversion. We will also give notice by mail or by publication (with subsequent prompt notice by mail) (the “notice of mandatory conversion”) to the holders of the convertible special stock (not later than three business days after the date of the press release) of the mandatory conversion announcing our intention to convert the convertible special stock. The conversion date will be a date selected by us (which we refer to as the “mandatory conversion date”) that will be no later than 10 calendar days after the date on which we issue such press release.

In addition to any information required by applicable law or regulation, the press release and notice of a mandatory conversion shall state, as appropriate:

•	the mandatory conversion date;

•	the number of shares of common stock to be issued upon conversion of each share of convertible special stock; and

•	that dividends on the convertible special stock to be converted will cease to accrue on the mandatory conversion date.

On and after the mandatory conversion date, dividends will cease to accrue on the convertible special stock called for a mandatory conversion and all rights of holders of such convertible special stock will terminate except for the right to receive the shares of common stock issuable upon conversion thereof. The full amount of any dividend payment with respect to the convertible special stock called for a mandatory conversion on a date during the period beginning at the close of business on any regular record date for the payment of dividends and ending at the close of business on the corresponding dividend payment date will be payable on such dividend payment date to the record holder of such share at the close of business on such regular record date if such share has been converted after such regular record date and prior to such dividend payment date. Except as provided in the immediately preceding sentence with respect to a mandatory conversion, no payment or adjustment will be made upon conversion of convertible special stock for accumulated and unpaid dividends or dividends with respect to the common stock issued upon such conversion thereon.

We may not authorize, issue a press release regarding or give notice of any mandatory conversion unless, prior to giving the conversion notice, all accumulated and unpaid dividends on the convertible special stock (whether or not declared) for dividend periods ended prior to the date of such conversion notice shall have been paid.

No Fractional Shares

No fractional shares of common stock or securities representing fractional shares of common stock will be delivered upon conversion, whether voluntary or mandatory, or in respect of dividend payments on the convertible special stock made in common stock, of the convertible special stock. Instead, we will deliver a cash payment to each holder that would otherwise be entitled to a fractional share based on the closing sale price of our common stock on the relevant conversion date.

Conversion Rate Adjustments

The conversion rate will be adjusted, without duplication, upon the occurrence of any of the following events:

(1)	If we exclusively issue shares of our common stock as a dividend or distribution on all shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

OS1
CR1 = CR0	x	OS0

where,

CR0	=	the conversion rate in effect immediately prior to the close of business on the record date (as defined below) for such dividend or distribution, or immediately prior to the open of business on the effective date (as defined below) of such share split or share combination, as the case may be;

CR1	=	the conversion rate in effect immediately after the close of business on the record date for such dividend or distribution, or immediately after the open of business on the effective date of such share split or share combination, as the case may be;

OS0	=	the number of shares of our common stock outstanding immediately prior to the close of business on the record date for such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or share combination, as the case may be; and

OS1	=	the number of shares of our common stock outstanding immediately after giving effect to such dividend or distribution, or such share split or share combination, as the case may be.

Any adjustment made under this clause (1) shall become effective immediately after the close of business on the record date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination, as the case may be. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, the conversion rate shall be immediately readjusted, effective as of the date our Board of Directors determines not to pay such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(2)	If we distribute to all or substantially all holders of our common stock any rights, options or warrants entitling them, for a period expiring not more than 60 days immediately following the announcement date of such distribution, to purchase or subscribe for shares of our common stock at a price per share that is less than the average of the closing sale prices of our common stock over the 15 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-date (as defined below) of such distribution, the conversion rate will be increased based on the following formula:

OS0 + X
CR1 = CR0	x	OS0 + Y

Where,

CR0	=	the conversion rate in effect immediately prior to the close of business on the record date for such distribution;

CR1	=	the conversion rate in effect immediately after the close of business on the record date for such distribution;

OS0	=	the number of shares of our common stock outstanding immediately prior to the close of business on the record date for such distribution;

X	=	the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and

Y	=	the number of shares of our common stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the closing sale prices of our common stock over the 15 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-date of such distribution.

Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are distributed and shall become effective immediately after the close of business on the record date for such distribution. To the extent that shares of common stock are not delivered after the expiration of such rights, options or warrants, the conversion rate shall be readjusted, effective as of the date of such expiration, to the conversion rate that would then be in effect had the increase with respect to the distribution of such rights, options or warrants been made on the basis of delivery of only the number of shares of common stock actually delivered. If such rights, options or warrants are not so distributed, the conversion rate shall be decreased, effective as of the date our Board of Directors determines not to make such distribution, to be the conversion rate that would then be in effect if such record date for such distribution had not occurred. If such rights, options or warrants are only exercisable upon the occurrence of certain triggering events, then the conversion rate shall not be adjusted until the triggering events occur. To the extent rights, options or warrants are not so exercised, the conversion rate shall be decreased, effective as of the date of the expiration of such rights, options or warrants, to be the conversion rate that would then be in effect had the adjustment been made on the basis of delivery of only the number of shares of common stock actually delivered upon exercise of such rights, options or warrants.

In determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of our common stock at less than such average of the closing sale prices of our common stock for the 15 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-date of such distribution, and in determining the aggregate offering price of such shares of our common stock, there shall be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by our Board of Directors.

(3)	If we distribute shares of our capital stock, evidences of our indebtedness or other assets, securities or property of ours or rights, options or warrants to acquire our capital stock or other securities, to all or substantially all holders of our common stock, excluding:

•	dividends, distributions or issuances as to which an adjustment was effected pursuant to clause (1) or clause (2) above;

•	dividends or distributions paid exclusively in cash as to which an adjustment was effected pursuant to (or a cash amount paid pursuant to the last paragraph of) clause (4) below; and

•	spin-offs as to which the provisions set forth in the last two paragraphs of this clause (3) shall apply,

then the conversion rate will be increased based on the following formula:

SP0
CR1 = CR0	x	SP0 – FMV

where,

CR0	=	the conversion rate in effect immediately prior to the close of business on the record date for such distribution;

CR1	=	the conversion rate in effect immediately after the close of business on the record date for such distribution;

SP0	=	the average of the closing sale prices of our common stock over the 15 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-date for such distribution; and

FMV	=	the fair market value as of the record date for such distribution (as determined by our Board of Directors) of the shares of capital stock, evidences of indebtedness, assets, securities, property, rights, options or warrants distributed with respect to each outstanding share of our common stock.

Any increase made under the portion of this clause (3) above will become effective immediately after the close of business on the record date for such distribution. If such distribution is not so paid or made, the conversion rate shall be decreased, effective as of the date our Board of Directors determines not to pay the distribution, to be the conversion rate that would then be in effect if such distribution had not been declared.

Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of convertible special stock shall receive, for each share of convertible special stock, at the same time and upon the same terms as holders of our common stock, the amount and kind of our capital stock, evidences of our indebtedness, other assets, securities or property of ours or rights, options or warrants to acquire our capital stock or other securities that such holder would have received as if such holder owned a number of shares of common stock equal to the conversion rate in effect on the record date for the distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock consisting solely of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit where such capital stock or similar equity interest is, or will be when issued, listed or admitted for trading on a U.S. national securities exchange, which we refer to as a “spin-off,” the conversion rate will be increased based on the following formula:

FMV + MP0
CR1 = CR0	x	MP0

where,

CR0	=	the conversion rate in effect immediately prior to the close of business on the tenth trading day immediately following, and including, the ex-date for the spinoff;

CR1	=	the conversion rate in effect immediately after the close of business on the tenth trading day immediately following, and including, the ex-date for the spin-off;

FMV	=	the average of the closing sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the 15 consecutive trading day period immediately following, and including, the ex-date for the spin-off; and

MP0	=	the average of the closing sale prices of our common stock over the 15 consecutive trading-day period immediately following, and including, the ex-date for the spin-off.

The adjustment to the conversion rate under the preceding paragraph shall become effective at the close of business on the 15th trading day immediately following, and including, the ex-date for the spin-off; provided that, for purposes of determining the conversion rate, in respect of any conversion during the 15 trading days following, and including, the ex-date of any spin-off, references within the portion of this clause (3) related to “spin-offs” to 15 consecutive trading days shall be deemed to be replaced with such lesser number of consecutive trading days as have elapsed between the ex-date of such spin-off and the relevant conversion date.

(4)	If any cash dividend or distribution is made to all or substantially all holders of our common stock, excluding (i) any consideration payable in connection with a tender or exchange offer made by us or any of our subsidiaries and (ii) any regular quarterly cash dividends or distributions of up to $0.205 per share of our common stock (the “initial dividend threshold”), the conversion rate will be increased based on the following formula:

SP0
CR1 = CR0	x	SP0 – C

where,

CR0	=	the conversion rate in effect immediately prior to the close of business on the record date for such dividend or distribution;

CR1	=	the conversion rate in effect immediately after the close of business on the record date for such dividend or distribution;

SP0	=	the average of the closing sale prices of our common stock over the 15 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-date for such dividend or distribution; and

C	=	the amount in cash per share of our common stock we distribute to all or substantially all holders of our common stock; provided that in the case of a regular quarterly cash dividend or distribution, such amount shall only include the amount of such dividend or distribution in excess of the initial dividend threshold.

Such increase shall become effective immediately after the close of business on the record date for such dividend or distribution. If such dividend or distribution is not so paid, the conversion rate shall be decreased, effective as of the date our Board of Directors determines not to pay or make such dividend or distribution, to be the conversion rate that would then be in effect if such dividend or distribution had not been declared.

Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of convertible special stock shall receive, for each share of convertible special stock, at the same time and upon the same terms as holders of our common stock, the amount of cash that such holder would have received as if such holder owned a number of shares of our common stock equal to the conversion rate on the record date for such cash dividend or distribution.

The initial dividend threshold is subject to adjustment in a manner inversely proportional to adjustments to the fixed conversion rates; provided that no adjustment will be made to the initial dividend threshold for any adjustment made to the fixed conversion rates under to this clause 4.

(5)	If we or any of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock and the cash and value of any other consideration included in the payment per share of our common stock exceeds the average of the closing sale prices of our common stock over the 15 consecutive trading day period commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

AC + (SP1 x OS1)
CR1 = CR0	x	OS0 x SP1

where,

CR0	=	the conversion rate in effect immediately prior to the close of business on the last trading day of the 15 consecutive trading day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires;

CR1	=	the conversion rate in effect immediately after the close of business on the last trading day of the 15 consecutive trading day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires;

AC	=	the aggregate value of all cash and any other consideration (as determined by our Board of Directors) paid or payable for shares purchased in such tender or exchange offer;

OS0	=	the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer);

OS1	=	the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and

SP1	=	the average of the closing sale prices of our common stock over the 15 consecutive trading day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires.

The increase to the conversion rate under the preceding paragraph will occur at the close of business on the 15th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires; provided that, for purposes of determining the conversion rate, in respect of any conversion during the 15 trading days immediately following, and including, the trading day next succeeding the date that any such tender or exchange offer expires, references within this clause (5) to 15 consecutive trading days shall be deemed to be replaced with such lesser number of consecutive trading days as have elapsed between the date such tender or exchange offer expires and the relevant conversion date.

In the event that we are, or one of our subsidiaries is, obligated to purchase shares of our common stock pursuant to any such tender offer or exchange offer, but we are, or such subsidiary is, permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the conversion rate shall be readjusted to be such conversion rate that would then be in effect if such tender offer or exchange offer had not been made.

As used in this section, the “ex-date” is the first date on which our common stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question from us or, if applicable, from the seller of our common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market, and “effective date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share split or share combination, as applicable.

As used in this section, “record date” means, with respect to any dividend, distribution or other transaction or event in which the holders of our common stock (or other applicable security) have the right to receive any cash, securities or other property or in which our common stock (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of our common stock (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by our Board of Directors or a duly authorized committee thereof, statute, contract or otherwise).

The term “market value” means the average of the per share volume-weighted average prices of our common stock for each day during a 20 consecutive trading day period ending immediately prior to the date of determination, as displayed under the heading “Bloomberg VWAP” on Bloomberg page “SHLM <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on each such trading day (or if such volume-weighted average price is unavailable on any such day, the closing sale price shall be used for such day). The per share volume-weighted average price on each such day will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

We will not be required to adjust the conversion rate for any of the transactions described in the clauses (2) through (4) above (other than for share splits or share combinations) if we make provision for each holder of the convertible special stock to participate in the transaction, at the same time as holders of our common stock participate, without conversion, as if such holder held a number of shares of our common stock equal to the conversion rate in effect on the record date or effective date, as the case may be, for such transaction, multiplied by the number of shares of convertible special stock held by such holder.

We will not adjust the conversion rate pursuant to the clauses above unless the adjustment would result in a change of at least 1% in the then effective conversion rate. However, we will carry forward any adjustment that we would otherwise have to make and take that adjustment into account in any subsequent adjustment. However, (i) on August 31 of each year, (ii) with respect to any converted shares of convertible special stock, (iii) upon the occurrence of a fundamental change and (iv) in the event that we exercise our mandatory conversion right, we will give effect to all adjustments that we have otherwise deferred pursuant to this paragraph, and those adjustments will no longer be carried forward and taken into account in any subsequent adjustment. Adjustments to the conversion rate will be calculated to the nearest 1/10,000th. No adjustment to the conversion rate will be made if it results in a conversion price that is less than the par value (if any) of our common stock.

To the extent permitted by law and the continued listing requirements of the NASDAQ Global Select Market, we may, from time to time, increase the conversion rate of the convertible special stock by any amount for a period of at least 20 business days or any longer period permitted or required by law, so long as the increase is irrevocable during that period and our Board of Directors determines that such increase would be in our best interests. We will mail a notice of the increase to registered holders at least 15 days in advance of the day on which the increase becomes effective. In addition, we may, but are not obligated to, increase the conversion rate as we determine to be advisable in order to avoid or diminish taxes to recipients of certain distributions.

If we have in effect a rights plan while any convertible special stock remains outstanding, holders of convertible special stock may receive, depending on the terms of the rights plan, upon a conversion of their convertible special stock, in addition to shares of our common stock, rights under our shareholder rights agreement. However, if, prior to any conversion, the rights have separated from the shares of our common stock in accordance with the provisions of the applicable shareholder rights agreement so that holders of convertible special stock would not be entitled to receive any rights in respect of our common stock delivered upon conversion of the convertible special stock, the conversion rate will be adjusted at the time of separation as if we had distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness, assets, securities, property, rights, options or warrants as described in clause (3) under “—Conversion Rate Adjustments” above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

In the event of:

•	a taxable distribution to beneficial owners of shares of common stock which results in an adjustment to the conversion rate; or

•	an increase in the conversion rate at our discretion,

beneficial owners of the convertible special stock may, in certain circumstances, be deemed to have received a distribution that is subject to United States federal income tax as a dividend. This generally would occur, for example, if we adjust the conversion rate to compensate holders for cash dividends on our common stock and could also occur if we make other distributions of cash or property to our shareholders. See “Certain United States Federal Income and Estate Tax Considerations.”

Recapitalizations, Reclassifications and Changes to the Terms of Our Common Stock

In the case of:

•	any recapitalization, reclassification or change to the terms of our common stock (other than changes resulting from a subdivision or combination),

•	any consolidation, merger or combination involving us,

•	any sale, lease or other transfer to a third party of the consolidated assets of ours and our subsidiaries substantially as an entirety, or

•	any statutory share exchange,

in each case, as a result of which our common stock is converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any such transaction or event, a “reorganization event”), then, at and after the effective time of the reorganization event, the right to convert each share of convertible special stock into shares of our common stock will be changed into a right to convert such share into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of our common stock equal to the conversion rate immediately prior to such reorganization event would have owned or been entitled to receive upon such reorganization event (such stock, securities or other property or assets, “reference property”). In the event holders of our common stock have the opportunity to elect the form of consideration to be received in such reorganization event, the reference property into which the convertible special stock will be convertible will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. The Certificate of Designation will provide that we may not become a party to any such reorganization event unless its terms are consistent with the foregoing. No adjustment to the conversion rate will be made for any reorganization event to the extent stock, securities or other property or assets become the reference property for the convertible special stock.

Throughout this section, if our common stock has been replaced by reference property as a result of any such reorganization event, references to our common stock are intended to refer to such reference property.

Special Rights Upon a Fundamental Change

We must give notice of each “fundamental change” (as defined below) to all record holders of the convertible special stock no later than 20 business days prior to the anticipated effective date of the fundamental change or, if not practicable because we are unaware of the fundamental change, as soon as reasonably practicable but in any event no later than 5 business days after we become aware of such fundamental change. If a holder converts its convertible special stock at any time during the period beginning at the open of business on the trading day immediately following the effective date of a fundamental change and ending at the close of business on the 30th trading day immediately following such effective date (the “special rights end date”), we will deliver to the converting holder, for each share of convertible special stock surrendered for conversion, the greater of:

•	a number of shares of our common stock equal to the sum of (i) the conversion rate and (ii) the make-whole premium, if any, as calculated and described under “—Determination of the Make-Whole Premium.” Notwithstanding the foregoing, the number of shares of our common stock as described in this bullet will not exceed shares of common stock per share of convertible special stock (subject to adjustment in the same manner as the conversion rate), which is equal to the $1,000 liquidation preference, divided by % of the closing sale price of our common stock on , 2015; and

•	a number of shares of our common stock equal to the conversion rate which will be increased to equal (i) the sum of the $1,000 liquidation preference plus all accumulated and unpaid dividends to, but excluding, the settlement date for such conversion, divided by (ii) the average of the closing sale prices of our common stock for the five consecutive trading days ending on the third business day prior to such settlement date. Notwithstanding the foregoing, the conversion rate as adjusted as described in this bullet will not exceed shares of common stock per share of convertible special stock (subject to adjustment in the same manner as the conversion rate), which is equal to the $1,000 liquidation preference, divided by % of the closing sale price of our common stock on , 2015.

A “fundamental change” will be deemed to have occurred at the time after the convertible special stock is originally issued if any of the following occurs:

(1)	a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than us, our subsidiaries and our and their employee benefit plans, has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of more than 50% of the voting power in the aggregate of all classes of capital stock then outstanding entitled to vote generally in elections of our directors;

(2)	the consummation of (A) any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination) as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our subsidiaries; provided, however, that any merger solely for the purpose of changing our jurisdiction of incorporation to the United States of America, any State thereof or the District of Columbia, and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity, shall not be a fundamental change;

(3)	our common stock (or other common stock underlying the convertible special stock) ceases to be listed or quoted on any of the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors); or

(4)	our stockholders approve any plan or proposal for the liquidation or dissolution of us.

A transaction or transactions described in clause (1) or (2) above will not constitute a fundamental change, however, if at least 90% of the consideration received or to be received by our common stockholders, excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors), or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions the convertible special stock becomes convertible into such consideration, excluding cash payments for fractional shares.

The phrase “all or substantially all” of our assets is likely to be interpreted by reference to applicable law at the relevant time and will be dependent upon the facts and circumstances existing at such time. As a result there may be a degree of uncertainty in ascertaining whether a sale or transfer is of “all or substantially all” of our assets.

The fundamental change conversion feature may make more difficult or discourage a takeover of us and the removal of incumbent management. We are not, however, aware of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the fundamental change conversion feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change conversion feature is a result of negotiations between us and the underwriters.

Determination of the Make-Whole Premium

For convertible special stock converted in accordance with the first bullet under “—Special Rights Upon a Fundamental Conversion” above, the number of additional shares, if any, by which the conversion rate will be increased in connection with a conversion following the date on which the fundamental change occurs or becomes effective (the “effective date”) and prior to the special rights end date as described above will be determined by reference to the table below, based on the effective date and the price (the “stock price”) paid (or deemed to be paid) per share of our common stock in such fundamental change. If holders of our common stock receive in exchange for their common stock only cash in the transaction constituting a fundamental change, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the closing sale prices of our common stock on the five trading days immediately preceding, but excluding, the effective date of the fundamental change.

The following table sets forth the number of additional shares that will be added to the conversion rate as described above for each stock price and effective date below:

Stock Price(1)
Effective Date	$	$	$	$	$	$	$	$	$	$	$	$
, 2015
, 2016
, 2017
, 2018
, 2019
, 2020 and thereafter

(1)	The stock prices set forth in the table above will be adjusted as of any date on which the conversion rate is adjusted. The adjusted stock prices will be equal to the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares in the table above will be adjusted in the same manner and at the same time as the conversion rate as set forth under “—Conversion Rate Adjustments” above.

The exact stock price and effective date may not be set forth on the table, in which case:

•	if the stock price is between two stock prices on the table or the effective date is between two effective dates on the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices or the earlier and later effective dates, as applicable, based on a 365-day year;

•	if the stock price is in excess of $ per share (subject to adjustment in the same manner as the stock prices), no additional shares will be added to the conversion rate; and

•	if the stock price is less than $ per share (subject to adjustment in the same manner as the stock prices), no additional shares will be added to the conversion rate.

Our obligation to satisfy the additional shares requirement could be considered a penalty, in which case the enforceability thereof would be subject to general equitable principles of reasonableness and equitable remedies.

Adjustments of Prices

Whenever any provision of the Certificate of Designation requires us to calculate the closing sale prices or the stock price for purposes of determining any market value in connection with a dividend payment made in shares of our common stock or any make-whole premium in connection with a fundamental change, our Board of Directors will make appropriate adjustments to each to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the record date of the event occurs, at any time during the period when such closing sale prices or stock price are to be calculated.

CERTAIN UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS

The following is a summary of certain United States federal income tax considerations and, in the case of Non-U.S. holders (as defined below), United States federal estate tax considerations, relating to the acquisition, ownership, disposition and conversion of shares of convertible special stock (and the ownership and disposition of any shares of common stock received as dividends on the convertible special stock or upon conversion of the convertible special stock.

This summary is not a complete analysis of all the potential tax considerations relating to the shares of convertible special stock and common stock. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, applicable Treasury Regulations promulgated thereunder, judicial decisions and administrative rulings, all as in effect on the date of this prospectus supplement and all of which are subject to change or differing interpretations, possibly with retroactive effect, so as to result in United States federal tax consequences different from those set forth below.

This summary is limited to beneficial owners of shares of convertible special stock that purchase the shares of convertible special stock for cash in this initial offering and that will hold the shares of convertible special stock as capital assets within the meaning of Section 1221 of the Code (generally, for investment purposes). This summary does not address any United States federal tax considerations other than United States federal income tax considerations and, in the case of Non-U.S. holders, United States federal estate tax considerations, or the tax considerations arising under the laws of any non-U.S., state, local or other jurisdiction or under any income tax treaty. In addition, this summary does not address all tax considerations that may be relevant to a particular investor in light of the investor’s circumstances, or to certain categories of investors that may be subject to special rules, such as, for example:

•	persons subject to the alternative minimum tax;

•	banks, insurance companies, and other financial institutions;

•	regulated investment companies;

•	real estate investment trusts;

•	tax-exempt entities;

•	dealers in securities;

•	former United States citizens or long-term residents of the United States;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	U.S. holders (as defined below) whose functional currency is not the United States dollar;

•	U.S. holders (as defined below) that will hold shares of convertible special stock or common stock through non-U.S. brokers or other non-U.S. intermediaries;

•	persons that purchase or sell shares of convertible special stock or common stock as part of a wash sale for United States federal income tax purposes;

•	persons that will hold the shares of convertible special stock or common stock as part of a straddle, conversion or other “synthetic security,” integrated transaction or other risk reduction transaction; and

•	entities or arrangements classified as partnerships for United States federal income tax purposes, other pass-through entities and investors in such entities.

If an entity or arrangement treated as a partnership for United States federal income tax purposes holds shares of convertible special stock or common stock, the United States federal income tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner in a partnership considering an investment in the shares of convertible special stock, you are urged to consult your own tax advisor about the United States federal income tax considerations relating to the acquisition, ownership and disposition of the shares of convertible special stock.

This summary of certain United States federal income tax considerations is for general information only and is not tax advice. You are urged to consult your own tax advisor with respect to the application of United States federal income tax laws to your particular situation as well as any tax consequences arising under other United States federal tax rules, such as the estate or gift tax rules or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Considerations for U.S. Holders

The following portion of this summary applies to you if you are a “U.S. holder.” Certain tax considerations for “Non-U.S. holders” are described under “–Considerations for Non-U.S. holders,” below. You are a “U.S. holder” if you are a beneficial owner of shares of convertible special stock or common stock received in respect thereof and you are for United States federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation that was created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust (1) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” (as defined in the Code”) have the authority to control all substantial decisions of the trust or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a “United States person” (for purposes of the Code).

Distributions and Dividends

Distributions with respect to our convertible special stock and our common stock (other than certain stock distributions) will be taxable as dividend income when paid to the extent of our current and accumulated earnings and profits as determined for United States federal income tax purposes. To the extent that the amount of distributions with respect to our convertible special stock or common stock exceeds our current and accumulated earnings and profits, such excess will be treated first as a tax-free return of capital to the extent of the U.S. holder’s adjusted tax basis in such convertible special stock or common stock, as the case may be, and thereafter as capital gain.

Subject to certain exceptions for short-term and hedged positions, distributions constituting dividends received by non-corporate holders in respect of our convertible special stock and common stock generally are subject to tax at the long-term capital gain rate. Subject to similar exceptions for short-term and hedged positions, distributions on our convertible special stock and common stock constituting dividend income paid to holders that are U.S. corporations will qualify for the dividends received deduction. However, any distribution (or the portion of any distribution) that exceeds our current and accumulated earnings and profits will not be eligible for the dividends received deduction. A U.S. holder should consult its own tax adviser regarding the availability of the preferential tax rate for dividends received or the dividends received deduction, as applicable, in the light of its particular circumstances.

U.S. holders that are U.S. corporations should be aware that, under certain circumstances, a corporation that receives an “extraordinary dividend” (as defined in Section 1059 of the Code) is required to (i) reduce its stock basis (but not below zero) by the portion of such dividend that is not taxed because of the dividends received deduction and (ii) treat the non-taxed portion of such dividend that exceeds the stock basis as gain from the sale or exchange of our convertible special stock for the taxable year in which such dividend is received. A U.S. holder that is a corporation should consult its own tax advisor with respect to the potential application of the extraordinary dividend rules to an investment in our convertible special stock.

Common Stock Distributions on our Convertible Special Stock

If we pay a distribution on our convertible special stock in the form of shares of common stock, such distribution will be taxable for United States federal income tax purposes to you in the same manner as distributions described above under “–Distributions and Dividends.” The amount of such distribution will equal the fair market value on the distribution date of the shares of common stock distributed on that date. Your tax basis in such shares of common stock will equal the fair market value of such common shares on the distribution date, and your holding period for such common shares will begin on the day following the distribution date.

Sale, Exchange or Other Disposition (Other than a Conversion of Convertible Special Stock)

You will generally recognize capital gain or loss on the sale, exchange or other taxable disposition of shares of our convertible special stock or common stock equal to the difference, if any, between (i) the amount realized upon such disposition (not including any proceeds attributable to accumulated, declared and unpaid dividends, if any, which will be taxable as described above to U.S. holders of record who have not previously included such dividends in income) and (ii) your adjusted tax basis in the shares sold or exchanged. Any gain or loss will be long-term capital gain or loss if, at the time of the sale, exchange, or other taxable disposition of the shares, your holding period for the shares sold or exchanged is more than one year. Long-term capital gains of individuals and certain other non-corporate U.S. holders are generally eligible for preferential rates of taxation. The deductibility of capital losses may be subject to limitations.

Conversion of Convertible Special Stock into Common Stock

You generally will not recognize any gain or loss upon the conversion of our convertible special stock, except to the extent of any cash or common stock received in respect of any accumulated but unpaid dividends in certain circumstances in connection with a mandatory conversion (as described in “Description of Convertible Special Stock—Mandatory Conversion,” which will be treated as described above under “—Distributions and Dividends”). The adjusted tax basis of common stock received on conversion (other than shares of common stock attributable to accumulated but unpaid dividends in certain circumstances in connection with a mandatory conversion, treated as described above) will equal the adjusted tax basis of the convertible special stock converted (reduced by the portion of adjusted tax basis allocated to any fractional shares of common stock exchanged for cash, as described below), and the holding period of such common stock received on conversion will generally include the period during which the convertible special stock was held prior to conversion.

Cash received in lieu of a fractional share of common stock will generally be treated as a payment in a taxable exchange for such fractional share, and gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the adjusted tax basis allocable to the fractional share.

If you exercise your right to convert the convertible special stock into shares of common stock and surrender the convertible special stock for conversion during the period between the close of business on any regular record date and the close of business on the business day immediately preceding the corresponding dividend payment date, then upon conversion, you generally will be required to pay to us in cash an amount equal to the dividend payable on such shares on such dividend payment date (see “Description of the Convertible Special Stock—Conversion Rights”). In this case, you will be entitled to receive the dividend payment on the corresponding dividend payment date. You are urged to consult your own tax advisor with respect to the treatment of such cash payment and the subsequent receipt of such dividend payment.

If a fundamental change occurs, we will provide for the conversion of shares of our convertible special stock by permitting holders to permit their shares of our convertible special stock in exchange for shares of our common stock (see “Description of the Convertible Special Stock—Special Rights Upon a Fundamental Change”), including, under certain circumstances, the payment of a “make-whole premium.” The tax treatment of such a conversion is unclear and may depend upon the facts underlying the particular transaction triggering such a conversion. You should consult your own tax advisor to determine the specific income tax treatment of a conversion under such circumstances.

Adjustment to Conversion Rate

The conversion price of the convertible special stock is subject to adjustment under certain circumstances. Treasury Regulations promulgated under Section 305 of the Code would treat a U.S. holder of our convertible special stock as having received a constructive distribution includable in such U.S. holder’s income in the manner described under “— Distributions and Dividends,” above, if and to the extent that certain adjustments in the conversion price increase the proportionate interest of the U.S. holder in our assets or earnings and profits. For example, a decrease in the conversion price to reflect a taxable dividend to holders of common stock will generally give rise to a deemed taxable dividend to the holders of convertible special stock to the extent of their allocable portion of our current and accumulated earnings and profits. In addition, an adjustment to the conversion price of our convertible special stock or a failure to make such an adjustment could potentially give rise to constructive distributions to U.S. holders of our common stock. Thus, under certain circumstances, U.S. holders may recognize income in the event of a constructive distribution even though they may not receive any cash or property. Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing dilution in the interest of the U.S. holders of the convertible special stock, however, generally will not be considered to result in a constructive dividend distribution.

Additional Medicare Tax

An additional 3.8% Medicare tax is imposed on the “net investment income” of certain U.S. holders who are United States citizens and resident aliens, and on the undistributed “net investment income” of certain U.S. holders that are estates and trusts. Among other items, “net investment income” generally includes gross income from dividends, and certain net gain from the sale, exchange, or other taxable disposition of property, such as shares of our convertible special stock and common stock, less certain deductions. You are urged to consult your own tax advisor with respect to the Medicare tax and its applicability in your particular circumstances to income and gains in respect of an investment in shares of our convertible special stock.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to payments of dividends and the proceeds of certain sales and other taxable dispositions of shares of our convertible special stock and common stock unless you are an exempt recipient. Backup withholding (at a rate of 28%) will apply to such payments if you fail to provide your taxpayer identification number or certification of exempt status or if you have been notified by the IRS that payments to you are subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a credit against your United States federal income tax liability and may entitle you to a refund, provided that you furnish the required information to the IRS on a timely basis.

Considerations for Non-U.S. Holders

The following portion of this a summary will apply to you if you are a “Non-U.S. holder” of shares of convertible special stock or common stock received in respect thereof. You are a “Non-U.S. holder” if you are a beneficial owner of shares of convertible special stock or common stock received in respect thereof, and you are, for United States federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. holder.

Distributions and Dividends

Distributions (including any constructive distributions taxable as dividends and any cash paid upon a conversion that is treated as a dividend) to a Non-U.S. holder with respect to our convertible special stock or our common stock will be treated as dividends to the extent paid out of our current or accumulated earnings and profits, as determined under United States federal income tax principles, as of the end of the taxable year of the distribution. To the extent that the amount of a distribution exceeds our current and accumulated earnings and profits, it will be treated as a non-taxable return of capital that will be applied against and reduce (but not below zero) the Non-U.S. holder’s adjusted tax basis in the shares of convertible special stock. Any remaining excess will be treated as gain from the sale or exchange of the shares of convertible special stock and will be treated as described under “Sale, Exchange or Other Disposition (Other than a Conversion of Convertible Special Stock”) below.

Dividends (including any dividends paid in shares of our common stock) paid to a Non-U.S. holder that are not effectively connected with the Non-U.S. holder’s conduct of a trade or business in the United States generally will be subject to withholding of United States federal income tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. A Non-U.S. holder that wishes to claim the benefit of a reduced withholding rate under an applicable income tax treaty generally will be required to complete IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or other applicable form) and certify under penalties of perjury that such Non-U.S. holder is not a United States person and is eligible for the benefits of the applicable tax treaty. These forms may need to be periodically updated. A Non-U.S. holder eligible for a reduced rate of withholding of United States federal income tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders are urged to consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty (including, without limitation, the need to obtain a U.S. taxpayer identification number).

Dividends that are effectively connected with a Non-U.S. holder’s conduct of a trade or business in the United States, and, if required by an applicable income tax treaty, attributable to a permanent establishment or fixed base maintained by the Non-U.S. holder in the United States, are subject to United States federal income tax on a net income basis at the United States federal income tax rates generally applicable to a United States person and are not subject to withholding of United States federal income tax, provided that the Non-U.S. holder establishes an exemption from such withholding by complying with certain certification and disclosure requirements. Any such effectively connected dividends (and that are, if required by an applicable income tax treaty, attributable to a United States permanent establishment or fixed base), subject to certain adjustments, that are received by a Non-U.S. holder that is treated as a foreign corporation for United States federal income tax purposes may be subject to an additional branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty.

If any dividends are paid in shares of our common stock, in order to satisfy these withholding obligations, an applicable withholding agent may sell on behalf of a holder all or a portion of such shares to the extent necessary to pay any applicable withholding taxes, and deliver the net proceeds to the holder less any deductions for withholding taxes.

Sale, Exchange or Other Disposition (Other than a Conversion of Convertible Special Stock)

A Non-U.S. holder generally will not be subject to United States federal income or withholding tax on income or gain realized on the sale, exchange or other taxable disposition of our convertible special stock or our common stock (not including any amounts attributable to accumulated, declared and unpaid dividends, which will be taxable to a Non-U.S. holder as described above under “— Distributions and Dividends”) unless:

•	the gain is effectively connected with the conduct of a trade or business of the Non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base in the United States of the Non-U.S. holder),

•	the Non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met, or

•	we are or have been a “United States real property holding corporation,” or USRPHC, for United States federal income tax purposes at any time during the shorter of (a) the five-year period preceding the disposition or (b) the Non-U.S. Holder’s holding period for the convertible special stock in question (such shorter period, the “Applicable Period”), and the Non-U.S. holder is not eligible for an exemption under an applicable income tax treaty.

Any gain recognized by a Non-U.S. holder that is described in the first bullet point of the preceding paragraph generally will be subject to tax at the United States federal income tax rates generally applicable to a United States person, and such Non-U.S. holder will be required to file a U.S. tax return. Such Non-U.S. holders are urged to consult their own tax advisors regarding the possible application of these rules. A corporate Non-U.S. holder that is described in the first bullet point above may also be subject to an additional branch profits tax on its effectively connected earnings and profits attributable to such gain, subject to certain adjustments, at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty.

An individual Non-U.S. holder that is described in the second bullet of the preceding paragraph generally will be subject to a flat 30% tax (or a lower applicable tax treaty rate) on the U.S.-source capital gain derived from the disposition, which may be offset by U.S. source capital losses during the taxable year of the disposition.

With respect to the third bullet above, a U.S. corporation is generally a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property assets plus its other assets used or held for use in a trade or business. We believe that we are not currently, and, although there can be no assurance, do not anticipate becoming, a USRPHC. However, even if we are or become a USRPHC, gain on the sale, exchange or other taxable disposition of stock of a USRPHC (such as our convertible special stock and our common stock, if we are or become a USRPHC) that is “regularly traded” on an established securities market generally will only be subject to United States federal income tax if the Non-U.S. holder held, directly or constructively, at any time during Applicable Period, more than 5% of such class of stock (convertible special stock or common stock). If our convertible special stock is not regularly traded and our common stock is regularly traded, gain on the sale of our convertible special stock will be subject to United States federal income tax only if, on any date on which such convertible special stock was acquired by the Non-U.S. Holder, our convertible special stock acquired by such Non-U.S. Holder (including all previously acquired convertible special stock) had a fair market value greater than 5% of the common stock as measured on such date. Non-U.S. Holders that may be treated as actually or constructively owning more than 5% of our convertible preferred stock or common stock should consult their own tax advisors with respect to the United States federal income tax consequences of the ownership and disposition of our convertible preferred stock or common stock.

Conversion of Convertible Special Stock into Common Stock

A Non-U.S. holder generally will not recognize any gain or loss by reason of receiving common stock in exchange for convertible special stock upon conversion of the convertible special stock, except to the extent of any cash or common stock received in respect of any accumulated but unpaid dividends in certain circumstances in connection with a mandatory conversion (as described in “Description of Convertible Special Stock—Mandatory Conversion,” which will be treated as described above under “—Distributions and Dividends”). Any withholding tax on stock treated as a dividend may be withheld from cash dividends, shares of our common stock or sale proceeds subsequently paid or credited to a Non-U.S. holder. An applicable withholding agent may sell on behalf of a holder all or a portion of any common stock treated as a dividend, to the extent necessary to pay any applicable withholding taxes, and deliver the net proceeds to the holder less any deductions for withholding taxes. With respect to any cash received in lieu of a fractional share, a Non-U.S. holder generally will not recognize any gain realized on the deemed exchange, as discussed in “—Sale, Exchange, or Other Disposition (Other than a Conversion of Convertible Special Stock).”

If a fundamental change occurs, we will provide for the conversion of shares of our convertible special stock by permitting holders to permit their shares of our convertible special stock in exchange for shares of our common stock (see “Description of the Convertible Special Stock—Special Rights Upon a Fundamental Change”), including, under certain circumstances, the payment of a “make-whole premium.” The tax treatment of such a conversion is unclear and may depend upon the facts underlying the particular transaction triggering such a conversion. You should consult your own tax advisor to determine the specific income tax treatment of a conversion under such circumstances.

Adjustment to Conversion Rate

As described above under “Considerations for U.S. Holders - Adjustment to Conversion Rate,” adjustments in the conversion price (or failures to adjust the conversion price) that result in an increase in the proportionate interest of a Non-U.S. holder in our assets or earnings and profits could result in deemed distributions to the Non-U.S. holder that are taxed as described under “—Distributions and Dividends.” Any constructive dividend deemed paid to a Non-U.S. Holder will be subject to United States federal withholding tax at a 30% rate, unless such rate is reduced by an applicable income tax treaty. Any such withholding tax on such a deemed distribution could be withheld from cash dividends, shares of our common stock or sale proceeds subsequently paid or credited to a Non-U.S. holder. If you are subject to withholding tax under such circumstances, you should consult your own tax advisor as to whether you can obtain a refund for all or a portion of the withholding tax.

Information reporting and Backup Withholding

Generally, information returns will be filed with the IRS and to each Non-U.S. holder of shares of our convertible special stock and common stock the amount of dividends or other distributions paid to such Non-U.S. holder and the tax, if any, withheld with respect to those distributions. Copies of the information returns reporting such payments and any withholding may also be made available to the tax authorities in the country in which the Non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement.

A Non-U.S. holder may be subject to backup withholding (at a 28% rate) on payments of dividends on the shares of our convertible special stock and common stock and, depending on the circumstances, the proceeds of a sale or other taxable disposition of such shares. A Non-U.S. holder generally can avoid such backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 BEN or Form W-8BEN-E, as applicable, or by otherwise establishing an exemption. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a credit against a Non-U.S. holder’s United States federal income tax liability and may entitle such Non-U.S. holder to a refund, provided that it furnishes the required information to the IRS on a timely basis. You are urged to consult your own tax advisor regarding the application of backup withholding rules in your particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.

Estate Tax

Our convertible special stock and common stock owned or treated as owned by an individual who is not a citizen or resident of the United States (as specially defined for United States federal estate tax purposes) at the time of death will be included in the individual’s gross estate for United States federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to United States federal estate tax.

FATCA

The Foreign Account Tax Compliance Act provisions of the Hiring Incentives to Restore Employment Act and the Treasury Regulations thereunder, commonly referred to as “FATCA,” generally impose a 30% withholding tax on certain U.S.-source payments made to certain “foreign financial institutions” (which term includes most foreign hedge funds, private equity funds, mutual funds, securitization vehicles and other foreign investment vehicles) and “non-financial foreign entities” (as defined in the Code), including in each case when acting as an intermediary, that fail to comply with certain information reporting rules with respect to their U.S. account holders and investors. Under applicable Treasury Regulations, a foreign financial institution or non-financial foreign entity will generally be subject to a 30% withholding tax with respect to any “withholdable payments,” unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies that it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements described in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to indentify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant account holders. For this purpose, “withholdable payments” generally include U.S.-source dividends (which would include dividends on our convertible special stock and common stock) and, after January 1, 2017, the entire gross proceeds from the sale of any equity securities producing such U.S.-source dividends (such as our convertible special stock and common stock). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. holder might be eligible for refunds or credits of such taxes. The rules under FATCA are new and complex. If you hold shares of our convertible special stock or common stock through a non-U.S. intermediary or if you are a Non-U.S. holder, you are encouraged to consult with your own tax advisor regarding the implications of FATCA on an investment in shares of our convertible special stock and common stock.

THE PRECEDING SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT LEGAL OR TAX ADVICE. ACCORDINGLY, YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE AND LOCAL, AND NON-U.S. TAX CONSIDERATIONS RELATING TO AN INVESTMENT IN THE CONVERTIBLE SPECIAL STOCK.

UNDERWRITING

We are offering the shares of convertible special stock described in this prospectus supplement through a number of underwriters. J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as joint book-running managers of the offering and as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of convertible special stock listed next to its name in the following table:

Name	Number of Shares
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Commerz Markets LLC
BBVA Securities Inc.
Citigroup Global Markets Inc.
RBS Securities Inc.

Total	110,000

The underwriters are committed to purchase all of the shares of convertible special stock offered by us if they purchase any of the shares of convertible special stock. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer shares of the convertible special stock directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $         per share of convertible special stock. After the initial public offering of the shares of convertible special stock, the offering price and other selling terms may be changed by the underwriters. Sales of shares of convertible special stock made outside of the United States may be made by affiliates of the underwriters. The offering of the shares of convertible special stock by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The underwriters have an option to buy up to 15,000 additional shares of convertible special stock from us. The underwriters have 30 days from the date of this prospectus supplement to exercise this option. If any shares of convertible special stock are purchased with this option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of convertible special stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares of convertible special stock are being offered.

The underwriting fee is equal to the public offering price per share of convertible special stock less the amount paid by the underwriters to us per share. The underwriting fee is $         per share of convertible special stock. The following table shows the per share of convertible special stock and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of convertible special stock.

	Without option exercise	With full option exercise
Per share	$	$
Total	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $500,000.

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, directly or indirectly, or, subject to the exception described below, file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of common stock or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise), in each case without the prior written consent of J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated for a period of 45 days after the date of this prospectus supplement, other than the shares of convertible special stock to be sold hereunder, pursuant to the satisfaction of obligations under existing registration rights agreements, and any shares of our common stock issued upon the exercise of options granted under our existing stock-based compensation plans.

Our directors and executive officers have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons, with limited exceptions, for a period of 45 days after the date of this prospectus, may not, without the prior written consent of J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, our common stock or such other securities which may be deemed to be beneficially owned by such directors and executive officers in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), or publicly disclose the intention to make any offer, sale, pledge or disposition, (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock or such other securities, whether any such transaction described in this clause (2) or clause (1) above is to be settled by delivery of common stock or such other securities, in cash or otherwise or (3) during the period ending 45 days after the date of this prospectus, make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NASDAQ Global Select Market, in the over-the-counter market or otherwise.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), no offer of convertible special stock may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive) per Member State, as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of convertible special stock shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any convertible special stock or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any convertible special stock being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the convertible special stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any convertible special stock to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

The Company, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

This prospectus has been prepared on the basis that any offer of convertible special stock in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of convertible special stock. Accordingly any person making or intending to make an offer in that Relevant Member State of convertible special stock which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of convertible special stock in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any convertible special stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the convertible special stock to be offered so as to enable an investor to decide to purchase or subscribe the convertible special stock, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) “investments professionals” falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”), (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order or (iii) persons to whom it may otherwise lawfully be communicated (all such persons together being referred to as “relevant persons”).

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in Switzerland

The convertible special stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the convertible special stock or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the convertible special stock have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of convertible special stock will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of convertible special stock.

Notice to Prospective Investors in Australia

This prospectus supplement:

•	does not constitute a disclosure document under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);

•	has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act; and

•	may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act.

The convertible special stock may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the convertible special stock may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any convertible special stock may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the convertible special stock, you represent and warrant to us that you are an Exempt Investor.

As any offer of convertible special stock under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the convertible special stock you undertake to us that you will not, for a period of 12 months from the date of issue of the convertible special stock, offer, transfer, assign or otherwise alienate those securities to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Notice to Prospective Investors in Hong Kong

The convertible special stock have not been offered or sold and may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent; or to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of the

Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32) of Hong Kong. No document, invitation or advertisement relating to the convertible special stock has been issued or may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.

This document has not been reviewed or approved by any regulatory authorities, including the Securities and Future Commissions and the Companies Registry of Hong Kong and neither had it been registered with the Registrar of Companies in Hong Kong. Accordingly, this document may not be issued, circulated or distributed in Hong Kong, and the securities may not be offered for subscription to members of the public in Hong Kong. Each person acquiring the securities will be required, and is deemed by the acquisition of the securities, to confirm that he is aware of the restriction on offers of the securities described in this document and the relevant offering documents and that he is not acquiring, and has not been offered any securities in circumstances that contravene any such restrictions.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of convertible special stock may not be circulated or distributed, nor may the convertible special stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the convertible special stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or
(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the convertible special stock pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;
(b)	where no consideration is or will be given for the transfer;
(c)	where the transfer is by operation of law;
(d)	as specified in Section 276(7) of the SFA; or
(e)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Market Rule 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The convertible special stock to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the convertible special stock should conduct their own due diligence on the convertible special stock. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

In relation to its use in the DIFC, this prospectus is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the convertible special stock may not be offered or sold directly or indirectly to the public in the DIFC.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

LEGAL MATTERS

Jones Day will pass upon the validity of the securities being offered hereby. The underwriters are being represented by Cahill Gordon & Reindel LLP.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to A. Schulman, Inc.’s Current Report on Form 8-K dated April 27, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of HGGC Citadel Plastics Holdings, Inc., as of December 31, 2014 and 2013 and for the years ended December 31, 2014 and 2013 and the period from February 29, 2012 through December 31, 2012 incorporated by reference in this prospectus have been so incorporated in reliance on the report of BDO USA, LLP, an independent auditor, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

Common Stock

Special Stock

We may offer and sell from time to time our common stock and special stock. We may sell any combination of these securities in one or more offerings with an indeterminate aggregate initial offering price.

We will provide the specific terms of the securities in one or more supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities. This prospectus may not be used to offer and sell our securities unless accompanied by a prospectus supplement describing the method and terms of the offering of those offered securities.

We may sell the securities directly or to or through underwriters or dealers, and also to other purchasers or through agents. The names of any underwriters or agents that are included in a sale of securities to you, and any applicable commissions or discounts, will be stated in an accompanying prospectus supplement. In addition, the underwriters, if any, may over-allot a portion of the securities.

Our common stock, $1.00 par value, is listed on The NASDAQ Stock Market LLC under the symbol “SHLM.” Any prospectus supplement will indicate whether the securities offered thereby will be listed on any securities exchange.

Investing in any of our securities involves risks. Please read carefully the section titled “Risk Factors” beginning on page 3 of this prospectus.

Our executive offices are located at 3637 Ridgewood Road, Fairlawn, Ohio 44333, and our telephone number is (330) 666-3751.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated April 27, 2015

We have not authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained in or incorporated by reference into this prospectus, any applicable prospectus supplement or any applicable free writing prospectus. You must not rely upon any information or representation not contained in or incorporated by reference into this prospectus, any applicable prospectus supplement or any applicable free writing prospectus as if we had authorized it. None of this prospectus, any applicable prospectus supplement and any applicable free writing prospectus constitutes an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate. None of this prospectus, any applicable prospectus supplement and any applicable free writing prospectus constitutes an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus, any applicable prospectus supplement, the documents incorporated herein and therein by reference and any applicable free writing prospectus is correct on any date after their respective dates, even though this prospectus, an applicable prospectus supplement or an applicable free writing prospectus is delivered or securities are sold on a later date. Our business, financial condition, results of operations and cash flows may have changed since those dates.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the “SEC,” using a “shelf” registration process. Under this shelf registration process, we may offer and sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities covered by this registration statement, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain specific information about the terms of the securities being offered at that time. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with any additional information you may need to make your investment decision.

You should read carefully the entire prospectus and any applicable prospectus supplement, as well as the documents incorporated by reference into the prospectus and any applicable prospectus supplement, which we have referred you to in “Information We Incorporate By Reference,” before making an investment decision. Information incorporated by reference into this prospectus after the date of this prospectus may add, update or change information that is contained in this prospectus. Any information in subsequent filings and any applicable prospectus supplement that is inconsistent with this prospectus will supersede the information in this prospectus or any earlier prospectus supplement.

We have not authorized anyone to provide any information other than that contained by reference in this prospectus, any applicable prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained in this prospectus, any prospectus supplement, any document incorporated by reference or any free writing prospectus is accurate as of any date, other than the date mentioned on the cover page of these documents. We are not making offers to sell the securities described in this prospectus in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

The words “we,” “us,” “our,” the “Company” and other similar terms mean A. Schulman, Inc. and its consolidated subsidiaries, unless stated otherwise.

WHERE YOU CAN FIND MORE INFORMATION

As permitted under the rules of the SEC, this prospectus incorporates important business information about us that is contained in documents that we file with the SEC, but that are not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the SEC at www.sec.gov, as well as other sources. See “Information We Incorporate by Reference.”

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, which we refer to as the “Exchange Act.” We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s web site at www.sec.gov. You may read and copy any reports, statements and other information filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information about the Public Reference Room. You may also inspect our SEC reports and other information at our website at http://www.aschulman.com. The information contained on or accessible through our website is not part of this prospectus, other than the documents that we file with the SEC that are specifically incorporated by reference in this prospectus.

INFORMATION WE INCORPORATE BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with them, which means:

•	incorporated documents are considered part of this prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the SEC after the date of this prospectus will automatically update and supersede the information contained in this prospectus and incorporated filings.

We incorporate by reference the following documents, which have been filed with the SEC under the Exchange Act, into this prospectus:

•	our Annual Report on Form 10-K for the year ended August 31, 2014, as amended and superseded in part by our Current Report on Form 8-K filed on April 27, 2015;

•	our Quarterly Report on Form 10-Q for the quarterly period ended November 30, 2014, as amended and superseded in part by our Current Report on Form 8-K filed on April 27, 2015, and our Quarterly Report on Form 10-Q for the quarterly period ended February 28, 2015;

•	our Current Reports on Form 8-K filed on October 16, 2014, as amended December 30, 2014, November 21, 2014, December 15, 2014, March 16, 2015, April 6, 2015 (one report pursuant to Items 5.02 and 9.01) and April 27, 2015 (two reports pursuant to Items 8.01 and 9.01); and

•	the description of our common stock and special stock contained in our Current Report on Form 8-K filed with the SEC on December 22, 2009, or contained in any subsequent amendment or report filed for the purpose of updating such description.

We also incorporate by reference any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the termination of the offerings under this prospectus. We do not and will not, however, incorporate by reference in this prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our Current Reports on Form 8-K after the date of this prospectus unless, and except to the extent, specified in such Current Reports.

We will provide you with a copy of any of these filings (other than an exhibit to these filings, unless the exhibit is specifically incorporated by reference into the filing requested) at no cost, if you submit a request to us by writing or telephoning us at the following address and telephone number:

A. Schulman, Inc.

3637 Ridgewood Road

Fairlawn, Ohio 44333

Attention: Corporate Secretary

Telephone: (330) 666-3751

THE COMPANY

A. Schulman, Inc. is an international supplier of high-performance plastic compounds and resins headquartered in Fairlawn, Ohio. Our customers span a wide range of markets such as packaging, mobility, building & construction, electronics & electrical, agriculture, personal care & hygiene, custom services, and sports, home & leisure. The Company was incorporated in the State of Delaware in 1969.

The mailing address of our principal executive offices is 3637 Ridgewood Road, Fairlawn, Ohio 44333, and our main telephone number is (330) 666-3751. Our website is www.aschulman.com. The information contained on or accessible through our website is not part of this prospectus, other than the documents that we file with the SEC that are specifically incorporated by reference in this prospectus.

RISK FACTORS

You should carefully consider the risks described in our Annual Report on Form 10-K for the fiscal year ended August 31, 2014, as amended and superseded in part by our Current Report on Form 8-K filed on April 27, 2015, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement or free writing prospectus and any risk factors set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, before making a decision to invest in our securities. See “Where You Can Find More Information” and “Information We Incorporate by Reference.”

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

A number of the matters discussed in this prospectus that are not historical or current facts deal with potential future circumstances and developments and may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historic or current facts and relate to future events and expectations. Forward-looking statements contain such words as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which management is unable to predict or control, that may cause actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation, and specifically decline any obligation, other than that imposed by law, to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Risk factors and uncertainties that may cause actual results to differ materially from expected results include, among others: our ability to successfully integrate HGGC Citadel Plastics, Inc., which we refer to as “Citadel,” into our operations; our ability to achieve fully the strategic and financial objectives related to the proposed acquisition of Citadel, which we refer to as the “Acquisition,” and unexpected costs or liabilities that may arise from the Acquisition or our ownership or operation of Citadel.

Additional risk factors and uncertainties that may cause actual results to differ materially from expected results include, among others:

•	worldwide and regional economic, business and political conditions, including continuing economic uncertainties in some or all of the Company’s major product markets or countries where the Company has operations;

•	the effectiveness of the Company’s efforts to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques;

•	competitive factors, including intense price competition;

•	fluctuations in the value of currencies in areas where the Company operates;

•	volatility of prices and availability of the supply of energy and raw materials that are critical to the manufacture of the Company’s products, particularly plastic resins derived from oil and natural gas;

•	changes in customer demand and requirements;

•	effectiveness of the Company to achieve the level of cost savings, productivity improvements, growth and other benefits anticipated from acquisitions and the integration thereof, joint ventures and restructuring initiatives;

•	escalation in the cost of providing employee health care;

•	uncertainties regarding the resolution of pending and future litigation and other claims;

•	the performance of the global automotive market as well as other markets served;

•	further adverse changes in economic or industry conditions, including global supply and demand conditions and prices for products;

•	operating problems with our information systems as a result of system security failures such as viruses, cyber-attacks or other causes;

•	our ability to consummate the Acquisition and the timing of the closing of the Acquisition for any reason, whether or not the fault of the Company;

•	the failure to obtain the necessary financing, including the debt we expect to incur, in connection with the Acquisition for any reason, whether or not the fault of the Company;

•	the impact of any indebtedness incurred to finance the Acquisition;

•	integration of the business of Citadel with our existing business, including the risk that the integration will be more costly or more time consuming and complex or simply less effective than anticipated;

•	our ability to achieve the anticipated synergies, cost savings and other benefits from the Acquisition;

•	transaction and acquisition-related costs incurred in connection with the Acquisition and related transactions; and

•	substantial time devoted by management to the integration of Citadel after the closing of the Acquisition.

You should refer to the section entitled “Risk Factors” for a discussion of certain risks and uncertainties that may cause our actual results to differ from expected results. These factors and the other risk factors described in this prospectus are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could adversely affect our results. Consequently, there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS

The following table sets forth our ratios of earnings to combined fixed charges and preference dividends for each of the periods indicated. For this purpose, “earnings” consist of earnings from continuing operations, excluding income taxes, non-controlling interest share in earnings and fixed charges, other than capitalized interest, and “fixed charges” consist of interest on borrowed funds, including amounts that have been capitalized, and amortization of capitalized debt issuance costs, debt premiums and debt discounts.

	Six Months Ended February 28,	Years Ended August 31,
	2015	2014	2013	2012	2011	2010

	(unaudited)
Ratio of Earnings to Combined Fixed Charges and Preference Dividends	3.9x	6.15x	5.52x	6.65x	7.84x	6.85x

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the terms and provisions of our capital stock. The rights of our shareholders are governed by the General Corporation Law of the State of Delaware, which we refer to as the “DGCL,” our Restated Certificate of Incorporation, which we refer to as our “Certificate of Incorporation,” and our Amended and Restated By-laws, which we refer to as our “By-laws.” This summary is qualified by reference to our governing corporate instruments to which we have referred you and applicable provisions of the DGCL. To obtain a copy of our Certificate of Incorporation and By-laws, see “Where You Can Find More Information” and “Information We Incorporate by Reference.”

Authorized Capital Stock

The authorized capital stock of the Company consists of 76,010,707 shares of capital stock, consisting of 1,000,000 shares of special stock, without par value, which we refer to as “special stock,” of which 100,000 shares have been designated as Series A Junior Participating Special Stock, which we refer to as “Series A Stock,” 10,707 shares of preferred stock, par value $100 per share, which we refer to as “preferred stock,” and 75,000,000 shares of common stock, par value $1.00 per share, which we refer to as “common stock.”

Special Stock

The Board of Directors of the Company is authorized to issue shares of special stock by a resolution or resolutions, without further stockholder action. The shares of special stock will have the voting powers, full or limited, or no voting powers, and the designations, preferences, and relative, participating, optional or other special rights and qualifications, limitations or restrictions set forth in the resolution or resolutions providing for the issuance of the shares of special stock.

Series A Stock

Dividends and Distributions

The holders of shares of Series A Stock will be entitled to receive, when, as and if declared by our Board of Directors, quarterly cash dividends in an amount per share equal to the greater of (1) $0.01 and (2) 1,000 times the per share amount of all cash and non-cash dividends declared on the shares of our common stock since the immediately preceding quarterly dividend payment date, subject to adjustment to reflect any dividends payable in shares of our common stock and subdivisions or combinations of shares of our common stock. We are obligated to declare dividend or distribution on the shares of Series A Stock immediately after we declare a dividend or distribution on the shares of our common stock. Any accrued but unpaid dividends will not bear interest.

Voting Rights

The holders of shares of Series A Stock are entitled to cast 1,000 votes for each share of Series A Stock held on all matters submitted to a vote of the stockholders of the Company, subject to adjustment to reflect any dividends payable in shares of our common stock and subdivisions or combinations of shares of our common stock. Except as otherwise provided in our Certificate of Incorporation or our By-laws, the holders of the shares of Series A Stock and the holders of the shares of our common stock vote together as one class on all matters. Our Certificate of Incorporation may not be amended in any manner that would materially adversely alter or change the rights of the holders of the shares of Series A Stock without the approval of the holders of not less than a majority of the shares of Series A Stock voting as a separate class. For any period during which dividends on the shares of Series A Stock are in arrears in an amount equal to the sum of six quarterly dividends, the holders of shares of Series A Stock will be entitled as a class to elect two directors to our Board of Directors. When any dividend arrearage has been cured, the right of the holders of shares of Series A Stock as a class to elect two directors will terminate immediately, and the term of any directors who were elected during this period will terminate.

Certain Restrictions

Whenever dividends on the shares of Series A Stock are in arrears, until any arrearage is cured, we may not (1) declare or pay dividends on, or redeem or repurchase any shares of stock ranking junior to the shares of Series A Stock, (2) declare or pay dividends on any shares on a parity with the shares of Series A Stock (unless dividends also are paid ratably on the shares of Series A Stock), (3) redeem or repurchase any shares on a parity with the shares of Series A Stock (unless in exchange for shares ranking junior to the shares of Series A Stock), or (4) purchase any shares of Series A Stock or any shares on a parity with the shares of Series A Stock unless pursuant to an offer made to all of the holders of the shares. Any shares of Series A Stock we purchase or otherwise acquire will be retired and cancelled, and no shares of Series A Stock may be redeemed.

Liquidation, Dissolution or Winding Up

Upon any liquidation, dissolution or winding up of the Company, the holders of shares of Series A Stock will be entitled to receive an amount equal to 1,000 times the exercise price of any stock purchase rights in respect of which the shares of Series A Stock were issued, subject to adjustment to reflect any dividends payable in shares of our common stock and subdivisions or combinations of shares of our common stock, plus any accrued and unpaid dividends, which we refer to collectively as the “Preference,” prior to the payment of any distribution to the holders of any shares of the Company’s capital stock ranking junior to the Series A Stock. After full payment of the Preference, no additional distributions will be paid to the holders of shares of Series A Stock until the holders of shares of our common stock receive an amount per share equal to the Preference divided by 1,000 (subject to adjustment to reflect any dividends payable in shares of our common stock and subdivisions or combinations of shares of our common stock), which we refer to as the “Adjustment Amount.” To the extent these payments have been made, holders of shares of Series A Stock and our common stock will be entitled to receive their ratable and proportionate share of the remaining assets of the Company distributable in the ratio of the Adjustment Amount to one, on a per share basis, respectively.

Consolidation, Merger, Etc.

If the Company is a party to any merger, consolidation or other transaction in which the shares of our common stock are exchanged for or changed into stock or other property, the shares of Series A Stock will be exchanged for or changed into the same stock or other property at a per share rate of 1,000 times the aggregate amount of stock or other property received in respect of each share of our common stock.

Preferred Stock

The holders of shares of our preferred stock will be entitled to receive, when, as and if declared by our Board of Directors, cumulative dividends at a rate of $5.00 per annum. No dividends on our common stock may be declared or paid while any dividends on our preferred stock are in arrears. Any dividends in arrears will not bear interest.

Upon any dissolution, liquidation or winding up of the Company, the holders of shares of our preferred stock will be entitled to receive an amount equal to $100.00 per share, plus any accrued and unpaid dividends, before any distributions may be made to the holders of shares of our common stock. After the payment of this preference, the holders of shares of our preferred stock will not be entitled to receive any additional distribution of the assets of the Company.

We may redeem our preferred stock, in whole or in part, at any time or from time to time as determined by our Board of Directors, at a price equal to $100.00 per share, plus any accrued and unpaid dividends. Subject to the provisions of our Certificate of Incorporation, our Board of Directors will have full power and authority to prescribe the terms and conditions of the redemption of any shares of our preferred stock. We also may purchase shares of our preferred stock for the purpose or in anticipation of redemption at a price not to exceed the redemption price.

Except as otherwise provided by law, the holders of shares of our preferred stock will have no voting power.

Common Stock

The holders of shares of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors, out of funds legally available therefor. Any payment and declaration of dividends by us on our common stock and purchases thereof will be subject to certain restrictions if we fail to pay dividends on any outstanding Series A Stock or any outstanding series of preferred stock or special stock. See “—Series A Stock—Certain Restrictions,” “—Special Stock” and “—Preferred Stock.”

Upon any dissolution, liquidation or winding up of the Company, and after full payment of our liabilities, including the preferential amounts we owe with respect to any special stock or preferred stock, the holders of our common stock are entitled to receive ratably any assets remaining; provided, however, that if any assets remain after the holders of our common stock have received the Adjustment Amount, such holders and the holders of the Series A Stock are entitled to receive ratably any assets remaining. To the extent these payments have been made, holders of shares of Series A Stock and our common stock will be entitled to receive their ratable and proportionate share of the remaining assets of the Company distributable in the ratio of the Adjustment Amount to one, on a per share basis, respectively.

The Certificate of Incorporation does not provide for cumulative voting for directors, and each holder of shares of our common stock is entitled to one vote per share. Holders of our common stock do not have statutory preemptive rights, which means that they have no right to acquire any additional shares of common stock that we may subsequently issue.

Provisions Affecting Control Share Acquisitions and Business Combinations

Section 203 of the DGCL provides generally that any person who acquires 15% or more of a corporation’s voting stock (thereby becoming an “interested stockholder”) may not engage in a wide range of “business combinations” with the corporation for a period of three years following the time the person became an interested stockholder, unless (1) the board of directors of the corporation has approved, prior to that acquisition time, either the business combination or the transaction that resulted in the person becoming an interested stockholder, (2) upon consummation of the transaction that resulted in the person becoming an interested stockholder, that person owned at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced (excluding shares owned by persons who are directors and also officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer), or (3) on or after the date the stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized by the affirmative vote (at an annual or special meeting and not by written consent) of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

These restrictions on interested stockholders do not apply under certain circumstances, including, but not limited to, the following: (1) if the corporation’s original certificate of incorporation contains a provision expressly electing not to be governed by Section 203 of the DGCL, or (2) if the corporation, by action of its stockholders taken with the favorable vote of a majority of the outstanding voting power of the corporation, adopts an amendment to its bylaws or certificate of incorporation expressly electing not to be governed by Section 203 of the DGCL, with such amendment to be effective 12 months thereafter. There are no provisions in our Certificate of Incorporation or our By-laws electing not to be governed by Section 203 of the DGCL.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of securities offered hereby as set forth in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the offered securities in and outside the United States, including, without limitation, through underwriters, agents or dealers.

The applicable prospectus supplement will include, among other information, the following:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price or initial public offering price of the securities;

•	the expected net proceeds from the sale of the securities;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

Sale through Underwriters or Dealers

If underwriters are used in the sale, the underwriters will acquire the offered securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in an applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the offered securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

Some of the securities offered by this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

If dealers are used in the sale of offered securities, we will sell the securities to them as principals. They may then resell those securities to the public at fixed prices or at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales through Agents

We may sell the offered securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the offered securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any sales of these securities in the prospectus supplement.

Derivative Transactions and Hedging

We, the underwriters or other agents may engage in derivative transactions involving the offered securities. These derivatives may consist of short sale transactions and other hedging activities. The underwriters or agents may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we may enter into security lending or repurchase agreements with the underwriters or agents. The underwriters or agents may effect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others. The underwriters or agents may also use the securities purchased or borrowed from us or others (or, in the case of derivatives, securities received from us in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.

General Information

We may have agreements with underwriters, agents, dealers and others to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that they may be required to make. Underwriters, agents, dealers and others may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

LEGAL MATTERS

Jones Day will pass upon the validity of the securities being offered hereby.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to A. Schulman, Inc.’s Current Report on Form 8-K dated April 27, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of HGGC Citadel Plastics Holdings, Inc., as of December 31, 2014 and 2013 and for the years ended December 31, 2014 and 2013 and the period from February 29, 2012 through December 31, 2012 incorporated by reference in this prospectus have been so incorporated in reliance on the report of BDO USA, LLP, an independent auditor, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

110,000 Shares

    % Cumulative Perpetual Convertible Special Stock

Prospectus Supplement

April     , 2015

Joint book-running managers

J.P. Morgan

BofA Merrill Lynch

Co-managers

COMMERZBANK

BBVA

Citigroup

RBS